EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Among
CRESCENT REAL ESTATE EQUITIES COMPANY,
CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP,
MOON ACQUISITION HOLDINGS LLC,
MOON ACQUISITION LLC
and
MOON ACQUISITION LIMITED PARTNERSHIP
Dated as of May 22, 2007

i

Section 6.01 Conduct of Business by the Company, the Operating Partnership and the Company’s Other Subsidiaries and Related Entities Pending the Merger	52

ARTICLE VII ADDITIONAL AGREEMENTS	57

Section 7.01 Proxy Statement; Partnership Information Statement; Other Filings	57
Section 7.02 Company Shareholders’ Meeting	58
Section 7.03 Access to Information; Confidentiality	59
Section 7.04 No Solicitation of Transactions	60
Section 7.05 Employee Benefits Matters	62
Section 7.06 Managers’ and Officers’ Indemnification and Insurance	64
Section 7.07 Further Action; Reasonable Efforts	67
Section 7.08 Transfer Taxes	68
Section 7.09 Public Announcements	68
Section 7.10 Financing	69
Section 7.11 Tax Matters	70
Section 7.12 Resignations	71
Section 7.13 Redemption	71
Section 7.14 Satisfaction of Employee Loans	71
Section 7.15 Payoff Letters	71
Section 7.16 Asset Sale Transactions	71
Section 7.17 WARN Act Notices	73

ii

ARTICLE VIII CONDITIONS TO THE MERGERS	73

Section 8.01 Conditions to the Obligations of Each Party	73
Section 8.02 Conditions to the Obligations of Parent, REIT Merger Sub and Partnership Merger Sub	74
Section 8.03 Conditions to the Obligations of the Company	76
Section 8.04 Delay	76

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER	76

Section 9.01 Termination	76
Section 9.02 Effect of Termination	78
Section 9.03 Fees and Expenses	78
Section 9.04 Escrow of Company Expenses	80
Section 9.05 Waiver	80

ARTICLE X GENERAL PROVISIONS	81

Section 10.01 Non-Survival of Representations and Warranties	81
Section 10.02 Notices	81
Section 10.03 Severability	82
Section 10.04 Amendment	82
Section 10.05 Entire Agreement; Assignment	83
Section 10.06 Performance Guarantee	83
Section 10.07 Remedies; Specific Performance	83
Section 10.08 Parties in Interest	84
Section 10.09 Governing Law; Forum	84
Section 10.10 Headings	84
Section 10.11 Counterparts	84
Section 10.12 Waiver of Jury Trial	84

EXHIBITS

Exhibit A — Knowledge of the Company
Exhibit B — Knowledge of Parent
Exhibit C — Form of Surrender Instrument
Exhibit D — Form of Pillsbury Winthrop Shaw Pittman LLP Opinion
Exhibit E — Form of Pillsbury Winthrop Shaw Pittman LLP Certificate
Exhibit F — Company Subsidiaries
Exhibit G — Primarily Controlled Companies
Exhibit H — Partially Controlled Companies
Exhibit I — Additional Companies
Exhibit J — Change of Control Severance Program

iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of May 22, 2007 (this “Agreement”), is made and entered into by and among Crescent Real Estate Equities Company, a Texas real estate investment trust (the “Company”), Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the “Operating Partnership” and together with the Company, the “Crescent Parties”), Moon Acquisition Holdings LLC, a Delaware limited liability company (“Parent”), Moon Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“REIT Merger Sub”) and Moon Acquisition Limited Partnership, a Delaware limited partnership (“Partnership Merger Sub”, and together with Parent and REIT Merger Sub, the “Purchaser Parties”).
     WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into REIT Merger Sub (the “REIT Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Texas Real Estate Investment Trust Act (the “Texas REIT Law”) and the Delaware Limited Liability Company Act (the “DLLCA”);
     WHEREAS, the parties also wish to effect a merger of the Partnership Merger Sub with and into the Operating Partnership (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”);
     WHEREAS, the Board of Trust Managers of the Company (the “Company Board”) has approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement and declared that the REIT Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its shareholders, on the terms and subject to the conditions set forth herein;
     WHEREAS, Crescent Real Estate Equities, Ltd., a Delaware corporation (“General Partner”), as the sole general partner of the Operating Partnership, has approved this Agreement, the Partnership Merger, and the other transactions contemplated by this Agreement and deemed it advisable for the Operating Partnership and its limited partners to enter into this Agreement and to consummate the Partnership Merger on the terms and conditions set forth herein;
     WHEREAS, Parent, as the managing member of REIT Merger Sub, has approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement and declared that this Agreement and the REIT Merger are advisable on the terms and subject to the conditions set forth herein;
     WHEREAS, Parent, as the general partner of Partnership Merger Sub, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and deemed it advisable and in the best interests of the limited partners of the Partnership Merger Sub for the Partnership Merger Sub to enter into this Agreement and consummate the Partnership Merger on the terms and subject to the conditions set forth herein; and

     WHEREAS, concurrently with the execution of this Agreement, Parent has delivered to the Company two guarantees of the obligations arising under this Agreement of the Purchaser Parties executed by one or more affiliates of Parent (the “Guarantors”, and such instruments, the “Guarantees”);
     WHEREAS, as an inducement to the Purchaser Parties entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution of this Agreement, the Company and the General Partner have entered into a voting agreement with the Purchaser Parties relating to partnership interests of the Operating Partnership held by the Company and the General Partner, respectively (the “Voting Agreement”);
     WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the REIT Merger will be treated as a taxable sale by the Company of all of the Company’s assets to REIT Merger Sub in exchange for the consideration provided for in Article III to be provided to the shareholders of the Company (the “REIT Merger Consideration”) and the assumption of all of the Company’s liabilities, followed by a distribution of such REIT Merger Consideration to the shareholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes;
     WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the Partnership Merger will be treated as a taxable sale of interests in the Operating Partnership to the extent of interests exchanged for cash; and
     WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.01 Definitions.
               (a) For purposes of this Agreement:
               “Acquisition Proposal” means: (i) any proposal or offer received after the date hereof from any person other than Parent and REIT Merger Sub relating to any direct or indirect acquisition (in one or a series of related transactions) of (A) more than 25% of the assets of the Company and its Subsidiaries, taken as a whole, or (B) more than 25% of the outstanding equity securities of the Company or of the Operating Partnership; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person or “group” (as such term is defined under the Exchange Act) beneficially owning 25% or more of the outstanding equity securities of the Company or of the Operating Partnership; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the REIT Merger, pursuant to which the shareholders of the Company prior to consummation of such transaction would hold less than 75% of the outstanding shares or equity interests of the surviving or resulting person or parent thereof; or (iv) any transaction which is similar in form, substance or purpose to any of the foregoing transactions (other than the REIT Merger).
          “Action” means any claim, action, suit, proceeding, arbitration, mediation, inquiry or other investigation.
          “Additional Company” means any entity listed on Exhibit I attached hereto and its Subsidiaries.
          “Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
          “AmeriCold” means AmeriCold Realty Trust, a Maryland real estate investment trust.
          “AmeriCold Business” means the business of owning and operating temperature controlled warehouses and related logistics businesses by AmeriCold.
          “Benefit Plan” means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, options to acquire units, phantom stock, deferred stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, employee stock purchase, stock appreciation, restricted stock or units or other employee benefit plan, program, agreement or arrangement as to which the Company, any of its Subsidiaries, any Primarily Controlled Company or any ERISA Affiliate sponsors, maintains, contributes or is obligated to contribute for the benefit of any current or former employee, officer, director, consultant or independent contractor of the Company, any of its Subsidiaries or any Primarily Controlled Company, including any ERISA Benefit Plan.
          “Business Day” or “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) other than a day on which banks are required or authorized to close in the City of New York.
          “Canyon Ranch” means CR Operating, LLC, CR Spa, LLC and their respective Subsidiaries.
          “Canyon Ranch Business” means collectively the businesses operated by CR Operating, LLC and CR Spa, LLC.
          “Canyon Ranch Subsidiaries” means the collective Subsidiaries of CR Operating, LLC and CR Spa, LLC.
          “Certificate” or “Certificates” means any certificate evidencing, or any other instrument deemed by the Company or Operating Partnership, as applicable, to be sufficient evidence of, Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Restricted Units, Units or Options.
          “Change-in-Control Agreements” means the employment and other agreements set forth in Item 4.11(j) of the Disclosure Letter.
          “Class of Company” means any of Company Subsidiaries, Primarily Controlled Companies, Partially Controlled Companies or Additional Companies.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended.
          “Company Business” means any one of the Office Business, Hotel Business, Resort Residential Business, Canyon Ranch Business and AmeriCold Business.
          “Company Bylaws” means the Company Fourth Amended and Restated Bylaws adopted on December 15, 2005, as amended.
          “Company Charter” means the Restated Declaration of Trust of the Company dated September 28, 1997, as amended.
          “Company Common Shares” means common shares of beneficial interest, par value $0.01 per share, of the Company.
          “Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, properties, financial condition or results of operations of the Company, its Subsidiaries and the Related Entities, taken as a whole, provided, however, that in no event shall any of the following, to the extent occurring after the date hereof, alone or in combination with each other, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (A) any change in the market price or trading volume of the Company Common Shares, the Series A Preferred Shares or the Series B Preferred Shares of the Company, (B) any change in general economic or business conditions except to the extent that such changes have a materially disproportionate adverse effect on one or more Company Businesses relative to other similarly situated participants in the business or industry in which such Company Business or Businesses operates, (C) any change in financial or securities market conditions generally, except to the extent that such changes have a materially disproportionate adverse effect on one or more Company Businesses relative to other similarly situated participants in the business or industry in which such Company Business or Businesses operate, (D) any events, circumstances, changes or effects generally affecting the United States commercial real estate industry except to the extent that such changes have a materially disproportionate adverse effect on one or more Company Businesses relative to other similarly situated participants in the business or industry and in any geographic region in which such Company Business or Businesses operates, (E) any change in legal, political or regulatory conditions generally or in any geographic region in which the Company or any of its Subsidiaries or Related Entities operates, (F) the announcement of the execution of this Agreement or anticipation of the Mergers or the pendency thereof, (G) any events, circumstances, changes or effects arising from the taking of any action required or expressly contemplated by this Agreement or the failure to take any action prohibited by this Agreement, (H) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such changes have a materially disproportionate adverse effect on one or more Company Businesses relative to other similarly situated participants in the business or industry and in any geographic region in which such Company Business or Businesses operates, (I) changes in Law or GAAP or (J) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Company Material Adverse Effect. Notwithstanding the foregoing, for purposes of Section 4.07, the proviso to the preceding sentence shall be read without giving effect to the words “to the extent occurring after the date hereof”.
          “Company Properties” means, collectively, the Leased Real Property and the Owned Real Property.
          “Company Series A Preferred Shares” means shares of 6 3/4% Series A Convertible Cumulative Preferred Shares of the Company, par value $0.01 per share.
          “Company Series B Preferred Shares” means shares of 9.50% Series B Cumulative Redeemable Preferred Shares of the Company, par value $0.01 per share.
          “Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation.
          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
          “Designated Employee” means any current or former employee of the Company, and of its subsidiaries or any third party manager of any property owned by the Company who Parent, in its discretion, believes should receive a notice pursuant to WARN or any similar “mass layoff” or “plant closing” law.
          “Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein.
          “Environmental Law” means the applicable Law of any Governmental Entity relating to the prevention of pollution, regulating discharge or emission of Hazardous Substances, remediation of contamination, protection of natural resources or the environment, preservation of environmental quality or the protection of human health from exposure to Hazardous Substances.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

          “ERISA Affiliate” means any entity that would be considered a single employer with the Company under Section 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(c) of ERISA.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
          “ERISA Benefit Plan” means a Benefit Plan that is also an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or that is also an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).
          “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time consistently applied.
          “Governmental Authority” means any United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.
          “Hazardous Substances” means each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law including, without limitation, any asbestos, mold, lead based paint, polychlorinated biphenyls, urea formaldehyde foam insulation, and petroleum or any fraction of petroleum.
          “Hotel Business” means the business of owning and/or operating hotel properties directly or through joint ventures.
          "HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Incentive Plans” means, collectively, the 1994 Crescent Real Estate Equities Company Stock Incentive Plan, the Third Amended and Restated 1995 Crescent Real Estate Equities Company Stock Incentive Plan, the 1995 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan, the 1996 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan, the Crescent Real Estate Equities, Ltd. Dividend Incentive Unit Plan, the 2004 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan, the 2005 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan (each as amended, modified or amended and restated, as the case may be) and each other employee or officer unit option or compensation plan or arrangement of the Operating Partnership, the General Partner or the Company not pursuant to one of the foregoing plans and that is listed as an “Incentive Plan” on Item 4.11(a) of the Disclosure Letter.
          “Intellectual Property” means (i) United States and international patents, patent applications and invention registrations of any type, (ii) United States and international trademarks, service marks, trade dress, logos, trade names, Internet domain names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) United States and international copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

          “Junior Subordinated Notes” means (i) certain unsecured junior subordinated notes issued to evidence loans made to the Operating Partnership, maturing on June 30, 2035, of the proceeds from the issuance by Crescent Real Estate Statutory Trust I of beneficial interests in its assets; and (ii) certain unsecured junior subordinated notes issued to evidence loans made to the Operating Partnership, maturing on July 30, 2035, of the proceeds from the issuance by Crescent Real Estate Statutory Trust II of beneficial interests in its assets.
          “Knowledge of the Company” means the actual knowledge of those individuals listed on Exhibit A.
          “Knowledge of Parent” means the actual knowledge of those individuals listed on Exhibit B.
          “Law” means any United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.
          “Leased Real Property” means all material real property leased (including Ground Leases) or otherwise occupied (as lessee, sublessee, assignee or otherwise) as of the date hereof by the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company, as applicable, from a third party other than the Company or any of its Subsidiaries or any of its Primarily Controlled Companies, including the improvements thereon.
          “Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.
          “Merger Consideration” means the Company Common Share Merger Consideration, Partnership Merger Consideration, Restricted Unit Consideration, Option Consideration, Preferred Redemption Amount, Series A Consideration, and Series B Consideration.
          “Office Business” means the business of owning and/or operating office properties directly or through joint ventures.
          “Operating Partnership Agreement” means that certain Fourth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of April 30, 2006, as amended.
          “Owned Real Property” means all real property owned by the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company as of the date hereof, together with all buildings, structures, other improvements and fixtures located on or under such real property and all easements, rights, and other appurtenances thereto.
          “Parent Material Adverse Effect” means any event, circumstance, change or effect that would reasonably be expected to prevent, hinder or materially delay Parent, REIT Merger Sub or Partnership Merger Sub from consummating the Mergers or any other transactions contemplated by this Agreement.

          “Partially Controlled Company” means any company listed on Exhibit H attached hereto.
          “Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company if such reserves are required pursuant to GAAP; (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality; (v) with respect to real property, any title exception, easement agreements and all other matters disclosed in any Company title insurance policy provided or made available to Parent, Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in the Disclosure Letter), the Company Leases and any other Lien or exception to title that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, that do not materially adversely affect the marketability of the applicable property and/or (vii) other Liens being contested in good faith in the ordinary course of business, that do not materially adversely affect the marketability of the applicable property and for which there are adequate reserves on the financial statements of the Company if such reserves are required pursuant to GAAP.
          “person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
          “Portfolio Purchase and Sale Agreements” means the Walton Portfolio Purchase and Sale Agreement, and the purchase and sale agreements with respect to any other Portfolio Sales.
          “Portfolio Sales” means the Walton Portfolio Sale, the sales contemplated in Item 6.01(f) of the Disclosure Letter, and other sales under contracts approved in writing by the Purchaser Parties.
          “Primarily Controlled Company” means any entity listed on Exhibit G attached hereto.
          “Related Entity” means any of a Primarily Controlled Company, a Partially Controlled Company or an Additional Company.
          “Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

          “Resort Residential Business” means the business of owning, developing, selling and operating resort residential properties directly or through joint ventures, including developing the Crescent Plaza and Ritz-Carlton Dallas property.
          “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
          “Strategic Plan” means the Company’s strategic business plan publicly announced on March 1, 2007.
          “Subsidiary” of any Person means any corporation, partnership, limited partnership, limited liability company, joint venture or other legal entity of which (i) the Person, or its direct or indirect Subsidiary, is a general partner, managing partner, managing member, or manager, (ii) the Person, or its direct or indirect Subsidiary, has the right to designate one or more representatives to its governing board or committee, or (iii) such Person (either directly or through or together with another Subsidiary of such Person) owns at least 50% of the voting stock or common equity interest of such corporation, partnership, limited partnership, limited liability company, joint venture or other legal entity, in each case other than a Related Entity that is not in the same Class of Company as such Person .
          “Superior Proposal” means an Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a third party with respect to at least 50% of the outstanding Company Common Shares or at least 50% of the Company’s assets, which the Company Board determines in its good faith judgment (after receiving the advice of an independent financial advisor of nationally recognized reputation) is more favorable from a financial point of view to the holders of the Company Common Shares than the REIT Merger, after taking into account all of the terms and conditions of such Acquisition Proposal and such other factors as the Company Board deems relevant (including, without limitation, financing terms, any termination fee or expense reimbursement payable under this Agreement, any conditions to the consummation thereof, the likelihood of the Acquisition Proposal being consummated and the likely timing of consummating the Acquisition Proposal).
          “Tax” or “Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, employment, severance, stamp, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, unemployment, disability, value added, alternative or add-on minimum, registration, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.
          “Tax Returns” means all reports, returns, declarations, claims for refund, information returns, statements, or other information required to be supplied in writing to a taxing authority in connection with Taxes.
          “Trust Preferred Securities” means (i) certain beneficial interests in the assets of Crescent Real Estate Statutory Trust I issued in connection with the Junior Subordinated Notes;

and (ii) certain beneficial interests in the assets of Crescent Real Estate Statutory Trust II issued in connection with the Junior Subordinated Notes.
          “Units” means units of common and preferred limited partnership interest in the Operating Partnership.
          “Walton Portfolio Sale” means, whether effected directly or indirectly or in one transaction or a series of related transactions, any sale, transfer or other business combination involving the six (6) hotel and office properties owned by the Company and under contract for sale on the date hereof pursuant to the Walton Portfolio Purchase and Sale Agreement, as well as the Sonoma Golf property.
          “Walton Portfolio Purchase and Sale Agreement” means those certain Purchase and Sale Agreements made and entered into on March 5, 2007, as amended and reinstated, between Walton TCC Hotel Investors V, L.L.C. and the Sellers identified therein.
          The following terms have the meaning set forth in the sections set forth below:

Location of
Defined Term	Definition
7 1/8% Notes	§ 4.03(a)
9.25% Senior Notes	§ 4.03(a)
Agreement	Preamble
Capitalization Date	§ 4.03(a)
CERCLA	§ 4.16(e)
Change in Recommendation	§ 7.04(c)
Claim	§ 7.06(a)
Closing	§ 2.04
Closing Date	§ 2.04
Commitment Letters	§ 5.07
Commitments	§ 5.07
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§ 4.23(c)
Company Common Share Merger Consideration	§ 3.01(c)
Company Expenses	§ 9.03(e)
Company Leases	§ 4.15(o)
Company Preferred Shares	§ 4.03(a)
Company Shareholders’ Meeting	§ 7.02
Company Shareholder Approval	§ 7.02
Company Termination Fee	§ 9.03(d)
Confidentiality Agreement	§ 7.03(b)
Construction Project	§ 4.15(n)
Continuing Employees	§ 7.05(b)
Counterproposal	§ 7.04(c)
Crescent Intellectual Property	§ 4.14
Crescent Parties	Preamble

Location of
Defined Term	Definition
Delaware Merger Certificate	§ 2.03(a)
Delayed Closing	§ 2.04(b)
Dissenter’s Rights Provisions	§ 3.04(a)
Dissenting Shareholders	§ 3.04(a)
Dissenting Shares	§ 3.04(a)
DLLCA	Recitals
Drop Dead Date	§ 9.01(b)
DRULPA	Recitals
DSOS	§ 2.03(a)
Effective Time	§ 2.03(a)
Employee Loans	§ 4.24
ESPP	§ 3.08
ESPP Date	§ 3.08
Excess Shares	§ 4.03(a)
Exchange Fund	§ 3.05(a)
Existing Units	§ 3.02(a)
Expenses	§ 7.06(a)
Financing	§ 5.07
General Partner	Recitals
Governmental Order	§ 9.01(c)
Ground Lease	§ 4.15(c)
Guarantees	Recitals
Guarantors	Recitals
Indemnified Parties	§ 7.06(a)
Lease Documents	§ 4.15(b)
Loan Documents	§ 4.15(d)
Management Agreement Documents	§ 4.15(j)
Material Contract	§ 4.18(a)
Maximum Premium	§ 7.06(c)
Merger Consideration	Recitals
Mergers	Recitals
NYSE	§ 7.02
Operating Partnership	Preamble
Option Consideration	§ 3.03(a)
Options	§ 3.03(a)
Other Filings	§ 4.08
Parent	Preamble
Parent Expenses	§ 9.03(e)
Parent Plan	§ 7.05(b)
Participation Agreements	§ 4.15(r)
Participation Interest	§ 4.15(r)
Participation Party	§ 4.15(r)
Partnership Information Statement	§ 7.01
Partnership Merger	Recitals
Partnership Merger Certificate	§ 2.03(b)
Partnership Merger Consideration	§ 3.02(a)

Location of
Defined Term	Definition
Partnership Merger Effective Time	§ 2.03(b)
Partnership Merger Sub	Preamble
Paying Agent	§ 3.05(a)
Permits	§ 4.09
Permitted Activities	§ 7.16
Permitted Properties	§ 7.16
Post-Signing Returns	§ 7.11(b)
Preferred Redemption Amount	§ 2.07
Proxy Statement	§ 4.08
Purchaser Parties	Preamble
Qualifying Income	§ 9.04(a)
Redemption	§ 2.07
REIT	§ 4.10(c)
REIT Certificate	§8.02(d)
REIT Merger	Recitals
REIT Merger Consideration	Recitals
REIT Merger Sub	Preamble
Representatives	§ 7.04(a)
Required Shareholder Vote	§ 4.04(a)
Restricted Units	§ 3.03(b)
Restricted Unit Consideration	§ 3.03(b)
Sarbanes-Oxley Act	§ 4.06(e)
SEC Documents	§ 4.06(a)
Section 16	§ 7.05(d)
Series A Consideration	§7.13
Series B Consideration	§7.13
Surviving Entity	§ 2.01(a)
Surviving Entity Operating Agreement	§ 2.02(a)
Surviving Partnership	§ 2.01(b)
Surviving Partnership Partnership Agreement	§ 2.02(b)
Tax Protection Agreement	§ 4.10(o)
Termination Date	§ 9.01
Texas Clerk	§2.03(a)
Texas Merger Certificate	§2.03(a)
Texas REIT Law	Recitals
Third Party Franchise Agreements	§ 4.15(i)
Transfer Taxes	§ 7.08
Unitholders	§ 4.03(b)
Voting Agreement	Recitals
WARN	§ 4.17(d)
          Section 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

               (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
               (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
               (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation; ”
               (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;
               (e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any Section of any statute, rule or regulation include any successor to the section;
               (f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
               (g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
               (h) references to a person are also to its successors and permitted assigns; and
               (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II
THE MERGERS; REDEMPTIONS
          Section 2.01 Mergers.
               (a) Subject to the terms and conditions of this Agreement, and in accordance with Section 23.10 of the Texas REIT Law and Section 18-209 of the DLLCA, at the Effective Time, REIT Merger Sub and the Company shall consummate the REIT Merger pursuant to which (i) the Company shall be merged with and into REIT Merger Sub and the separate existence of the Company shall thereupon cease and (ii) REIT Merger Sub shall be the surviving entity in the Merger (the “Surviving Entity”). The Merger shall have the effects specified in Section 23.60 of the Texas REIT Law and Section 18-209(g) of the DLLCA.
               (b) Subject to the terms and conditions of this Agreement, and in accordance with Section 17-211 of the DRULPA, at the Partnership Merger Effective Time, Partnership Merger Sub and the Operating Partnership shall consummate the Partnership Merger pursuant to which (i) the Partnership Merger Sub shall be merged with and into the Operating Partnership and the separate existence of the Partnership Merger Sub shall thereupon cease and (ii) the Operating Partnership shall be the surviving partnership in the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects specified in Section 17-211(h) of the DRULPA.
          Section 2.02 Operating Agreement; Partnership Agreement.
               (a) The certificate of formation of REIT Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended as provided by Law. The operating agreement of REIT Merger Sub, as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and as provided by Law (the “Surviving Entity Operating Agreement”).
               (b) The certificate of limited partnership of Operating Partnership shall be amended as a result of the Partnership Merger to be in the form mutually agreed upon by the parties hereto. The limited partnership agreement of Partnership Merger Sub, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended in accordance with the provisions thereof and as provided by Law (the “Surviving Partnership Partnership Agreement”).
          Section 2.03 Effective Times.
               (a) At the Closing, REIT Merger Sub and the Company shall duly execute and file articles of merger (the “Texas Merger Certificate”) with the county clerk of Tarrant County, Texas (the “Texas Clerk”) in accordance with the Texas REIT Law and shall duly execute and file with the Secretary of State of Delaware (the “DSOS”) a certificate of merger (the “Delaware Merger Certificate”) in accordance with the DLLCA and shall make all other filings or recordings required under the Texas REIT Law or the DLLCA to effect the REIT Merger. The REIT Merger shall become effective upon the later of (A) such time as the Texas Merger Certificate has been filed with the Texas Clerk as required by Section 23.40 of the Texas REIT Law and (B) such time as the Delaware Merger Certificate has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in the Delaware Merger Certificate in accordance with the DLLCA and in the Texas Merger Certificate of Merger in accordance with the Texas REIT Law as the effective time of the Merger (the “Effective Time”).
               (b) At the Closing, immediately after the Effective Time, the Partnership shall file with the DSOS a certificate of merger (the “Partnership Merger Certificate”), executed in accordance with the applicable provisions of the DRULPA and shall make all other filings or recordings required under the DRULPA to effect the Partnership Merger. The Partnership Merger shall become effective after the Effective Time upon such time as the Partnership Merger Certificate has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DRULPA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

          Section 2.04 Closing.
               (a) Subject to Section 2.04(b), the closing of the Mergers (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place as agreed to by the parties hereto.
               (b) The Purchaser Parties may, by giving written notice to the Company and the Operating Partnership at least three (3) Business Days prior to the Closing Date, delay the Closing to a date no later than the earlier of (x) the last Business Day of the month in which the conditions set forth in Article VIII have been satisfied or waived and (y) the Drop Dead Date (as defined hereinafter) (a “Delayed Closing”); provided, however, that if the Purchaser Parties elect that the Closing shall be a Delayed Closing, then, notwithstanding anything to the contrary in this Agreement but subject to Section 8.04, all conditions to Closing set forth in Section 8.02 (including those conditions that by their nature can be satisfied only at the Closing) shall be deemed to have been satisfied or (to the extent permitted by applicable Law) waived by the Purchaser Parties on and as of the Delayed Closing (other than the condition set forth in Section 8.02(b) (but only to the extent the failure to satisfy such condition resulted from an intentional breach by the Company or the Operating Partnership of the covenants and agreements required to be performed by them under this Agreement during the period between the original Closing Date and the date to which Closing is delayed pursuant to the Delayed Closing)). In the event that the Purchaser Parties cause a Delayed Closing as contemplated by this Section 2.04(b), all references in this Agreement to the Closing shall be deemed to be references to the Delayed Closing and the Closing Date shall be deemed to occur on the date on which the Delayed Closing occurs.
          Section 2.05 Manager of the Surviving Entity. The managing member of REIT Merger Sub immediately prior to the Effective Time, shall be the managing member of the Surviving Entity.
          Section 2.06 Partnership Matters. The Parent shall be the General Partner of the Surviving Partnership following the Partnership Merger Effective Time.
          Section 2.07 Redemption of Preferred Shares. Prior to the Effective Time, the Company shall redeem all of the Company Series A Preferred Shares and Company Series B Preferred Shares for cash pursuant to the terms of such securities (such cash, the “Preferred Redemption Amount”, and each, a “Redemption”). The Company’s obligation to effect the Redemptions may be conditioned upon the satisfaction or waiver of the conditions to the Mergers set forth in Article VIII.

ARTICLE III
EFFECTS OF THE MERGERS
          Section 3.01 Effects of REIT Merger on Shares and Membership Interests. As of the Effective Time, by virtue of the REIT Merger and without any action on the part of the holders of any shares of beneficial interest of the Company or the holders of any membership interests in REIT Merger Sub:
               (a) Each membership interest of REIT Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as an issued and outstanding membership interest of the Surviving Entity.
               (b) Each Company Common Share that is owned by the Company or any of its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.
               (c) Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) or Dissenting Shares) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash, without interest, to be paid by Parent equal to $22.80, reduced by the per share amount, if any, distributed to holders of Company Common Shares pursuant to the final sentence of Section 6.01(b). (the “Company Common Share Merger Consideration”).
          Section 3.02 Effect on Partnership Interests. As of the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interests of the Operating Partnership or of Partnership Merger Sub:
               (a) Each outstanding Unit other than any Restricted Unit (the “Existing Units”) (other than Existing Units held by the Company, General Partner or any of the Company’s Subsidiaries), subject to the terms and conditions set forth herein, shall be converted into, and shall be cancelled in exchange for, the right to receive cash in an amount, without interest, per Existing Unit equal to the product of (A) the Company Common Share Merger Consideration multiplied by (B) two (2) (the “Partnership Merger Consideration”).
               (b) Each Existing Unit held by the Company, General Partner or any of the Company’s Subsidiaries immediately prior to the Partnership Merger Effective Time shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto and no payment shall be made with respect thereto.
               (c) The general partner interests of the Operating Partnership shall remain outstanding as general partner interests in the Surviving Partnership, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Surviving Partnership Partnership Agreement.
               (d) Each limited partnership interest in the Partnership Merger Sub shall remain outstanding as a limited partner interest in the Surviving Partnership, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Surviving Partnership Agreement.

               (e) The general partner interests of the Merger Partnership shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto and no payment shall be made with respect thereto.
          Section 3.03 Equity Awards.
               (a) Each option to purchase Company Common Shares or Units (collectively, the “Options”) granted under the Incentive Plans, which is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled upon the surrender and cancellation of the option agreement representing such Option, together with the delivery of a written instrument executed by the holder thereof in the form attached hereto as Exhibit C, and, in exchange therefor, REIT Merger Sub or Partnership Merger Sub, as applicable, shall pay to the holder thereof cash in an amount equal to the product of (A) the number of Company Common Shares or Units, as applicable, issuable upon exercise of such Option (assuming full vesting) and (B) the excess, if any, of the Company Common Share Merger Consideration or the Partnership Merger Consideration, as applicable, over the exercise price per Company Common Share or Unit, as applicable, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax (the “Option Consideration”).
               (b) Each Unit that was issued pursuant to an award granted under the 2004 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan or the 2005 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan (collectively, the “Restricted Units”), which is outstanding immediately prior to the Effective Time (whether or not then vested) and which has not been paid out or cancelled prior thereto, shall, at the Partnership Merger Effective Time, be cancelled upon the surrender of the agreement representing such Restricted Unit by the Company or the holder thereof (or a reasonably satisfactory affidavit of lost agreement), together with the delivery of a written instrument executed by the holder thereof in the form attached hereto as Exhibit C. Partnership Merger Sub shall pay to the holder thereof cash in an amount, without interest, per Restricted Unit equal to the Partnership Merger Consideration plus accrued but unpaid dividends (the “Restricted Unit Consideration”) other than Restricted Units listed on Item 3.03(b) of the Disclosure Letter, which shall be forfeited prior to the Effective Time. Parent, the Company and the Operating Partnership agree that the payments made to holders of Restricted Units pursuant to this Section 3.03(b) shall be treated as consideration for partnership interests and not reported as payments for services.
               (c) The Crescent Parties shall take all actions necessary to ensure that the Options, Restricted Units and the Incentive Plans shall be terminated and the provisions in any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of equity interests in the Company or any of the Company Subsidiaries or any Primarily Controlled Company shall be deemed to be terminated and of no further force and effect as of the Effective Time and no holder of any Option or Restricted Unit or any participant in any Incentive Plan shall, thereafter, have any right thereunder to (i) acquire any securities of the Company, Operating Partnership, the Surviving Entity or any Subsidiary thereof or any Primarily Controlled Company, or (ii) receive any payment or benefit with respect to any award previously granted under the Incentive Plans except as provided in Section 3.02(a) or Section 3.03(b).

          Section 3.04 Dissenter’s Rights.
               (a) Notwithstanding anything in this Agreement to the contrary, any Company Common Shares that are issued and outstanding immediately prior to the Effective Time and that are held by Company shareholders who, in accordance with Section 25.20 of the Texas REIT Law (the “Dissenter’s Rights Provisions”), (i) properly filed a written objection prior to the Company Shareholders’ Meeting, (ii) have not voted in favor of approving this Agreement and the REIT Merger, (iii) shall have demanded properly in writing fair value for such shares, and (iv) have not effectively withdrawn, lost or failed to perfect their rights under the Dissenter’s Rights Provisions (collectively, the “Dissenting Shares”), will not be converted as described in Section 3.01(c) but at the Effective Time, by virtue of the REIT Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Dissenter’s Rights Provisions; provided, however, that all Company Common Shares held by Company shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to demand fair value of such Company Common Shares under the Dissenter’s Rights Provisions shall thereupon be deemed to have been canceled and to have been converted, as of the Effective Time, into the right to receive the Company Common Share Merger Consideration relating thereto, without interest, in the manner provided in Section 3.01(c). Persons who have perfected statutory rights with respect to Dissenting Shares (the “Dissenting Shareholders”) as described above will not be paid as provided in this Agreement and will have only such rights as are provided by the Dissenter’s Rights Provisions with respect to such Dissenting Shares.
               (b) The Company shall give Parent prompt (and in any event within two (2) Business Days of receipt) notice of any written objections received by the Company indicating an intent to exercise Dissenter’s Rights with respect to Company Common Shares and Parent shall have the right to direct all negotiations and proceedings with respect to such demands, subject, prior to the Effective Time, to consultation with the Company, provided that the Company shall not, prior to the Effective Time, be obligated by such direction to make a payment with respect to or settle or offer to settle any such demands without its consent. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.
               (c) Each Dissenting Shareholder who becomes entitled under the Dissenter’s Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Entity (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Dissenter’s Rights Provisions).
               (d) No dissenters’ or appraisal or similar rights shall be available with respect to the Partnership Merger or any transaction contemplated hereby other than the REIT Merger.
          Section 3.05 Paying Agent; Exchange Procedure.
               (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) for the payment in accordance with this Agreement of the Company Common Share Merger Consideration, the Preferred Redemption Amount, the Partnership Merger Consideration, the Restricted Unit Consideration, the Option Consideration, the Series A Consideration and the

Series B Consideration, as applicable (such cash being referred to as the “Exchange Fund”). On or before the Effective Time, REIT Merger Sub and Partnership Merger Sub shall deposit the Company Common Share Merger Consideration, the Preferred Redemption Amount, the Partnership Merger Consideration, the Restricted Unit Consideration, the Option Consideration, the Series A Consideration and the Series B Consideration with the Paying Agent for the benefit of the holders of Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Existing Units, Restricted Units and Options, as applicable. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Company Common Share Merger Consideration, the Preferred Redemption Amount, the Partnership Merger Consideration, the Restricted Unit Consideration, the Option Consideration, the Series A Consideration and the Series B Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.
               (b) Share Transfer Books. At the Effective Time, the share transfer books of the Company and the Operating Partnership shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Restricted Units, the Existing Units or the Options. From and after the Effective Time, persons who held Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Restricted Units, Existing Units or Options immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates of the Company presented to the Paying Agent, the Surviving Entity or the transfer agent for any reason shall be exchanged for the Company Common Share Merger Consideration, the Preferred Redemption Amount, the Partnership Merger Consideration, the Restricted Unit Consideration, the Option Consideration, the Series A Consideration or the Series B Consideration, as applicable, with respect to the Company Common Shares, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Existing Units, the Restricted Units or the Options formerly represented thereby.
               (c) Exchange Procedures for Certificates. Promptly after the Effective Time (but in any event within five (5) Business Days), the Surviving Entity shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Restricted Units, Existing Units or Options that were exchanged for the right to receive the Company Common Share Merger Consideration, the Preferred Redemption Amount, the Partnership Merger Consideration, the Restricted Unit Consideration, the Option Consideration, the Series A Consideration or the Series B Consideration, as applicable pursuant to this Agreement: (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the Company Common Share Merger Consideration, the Preferred Redemption Amount, the Partnership Merger Consideration, the Restricted Unit Consideration, the Option Consideration, the Series A Consideration or the Series B Consideration, as applicable, to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Share Merger Consideration, the Preferred Redemption Amount, the Partnership Merger Consideration, the Restricted Unit Consideration, the Option Consideration, the Series A Consideration or the Series B Consideration, as applicable, payable in respect of the securities previously represented by such Certificate pursuant to the provisions of this Agreement, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares, Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Restricted Units, Existing Units or Options that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.05, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the appropriate form of consideration as contemplated by this Agreement. No interest shall be paid or accrue on the Merger Consideration.
               (d) No Further Ownership Rights in Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Units, Options. As of the Effective Time, holders of Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Restricted Units, Existing Units and Options shall cease to be, and shall have no rights as, shareholders of the Company or partners in the Operating Partnership, other than the right to receive the Merger Consideration , as applicable, provided under this Agreement. The Merger Consideration paid in accordance with this Agreement shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares, Company Series A Preferred Shares, the Company Series B Preferred Shares, the Restricted Units, the Existing Units or the Options exchanged or redeemed theretofore and represented by such Certificates.
               (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Entity and any holders of shares of Company Common Shares prior to the REIT Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Entity for payment of the Company Common Share Merger Consideration or Preferred Redemption Amount.
               (f) No Liability. None of Parent, REIT Merger Sub, Partnership Merger Sub, the Surviving Entity, the Company, the Operating Partnership or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any person in respect of the Merger Consideration if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
               (g) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by the Surviving Entity, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payment.
               (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Paying Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the appropriate form of Merger Consideration payable in respect thereof pursuant to this Agreement.
          Section 3.06 Withholding Rights. The Surviving Entity, Operating Partnership, Parent or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Units or Options, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity, Operating Partnership, Parent or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Entity, Operating Partnership, Parent or the Paying Agent, as applicable.
          Section 3.07 Redemption of Notes. Upon the request of Parent, the Crescent Parties shall deliver a notice of redemption calling the 7 1/8% Notes due September 15, 2007, to the extent they are then outstanding, for redemption as of the Effective Time and the 9.25% Senior Notes due April 15, 2009, to the extent they are still outstanding, for redemption pursuant to their terms and shall cooperate with Parent in effecting the satisfaction and discharge of such notes and related indentures concurrent with the Closing; provided, however, that if the Crescent Parties determine in their discretion that as of the date any such notices of redemption would be required pursuant to this Section 3.07 that the Crescent Parties may not as of the Closing Date have adequate funds to effect the redemptions (without considering any financing that may be arranged by Parent but considering the Crescent Parties’ cash flow and capital expenditure requirements under their business plan assuming the Mergers do not close), the Crescent Parties shall not be required by this Agreement to redeem such notes concurrent with the Closing but shall instead be required to cooperate with Parent to effect the defeasance of such notes concurrent with the Closing.
          Section 3.08 Employee Stock Purchase Plan. The Crescent Parties shall take all actions necessary to terminate the Crescent Real Estate Equities Company Employee Stock Purchase Plan, as amended and/or modified (the “ESPP”) at the end of the current “Offering Period” (as such term is defined in the ESPP), which is scheduled to end on June 30, 2007 (the “ESPP Date”). As of the ESPP Date, no new offering or purchasing periods shall be commenced. In addition, the Crescent Parties shall take all actions as may be necessary in order to freeze the rights of the participants in the ESPP, effective as of the date of this Agreement, to existing participants and (to the extent possible under the ESPP) existing participation levels.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
OPERATING PARTNERSHIP
     Except as set forth in the Disclosure Letter the Company and the Operating Partnership hereby jointly and severally represent and warrant to the Purchaser Parties as follows:
          Section 4.01 Organization; Minute Books.
               (a) The Company, each of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, each of the Canyon Ranch Subsidiaries, are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and have the requisite corporate or similar power and authority to own, lease and operate their properties and to carry on their business as now being conducted. The Company, each of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, each of the Canyon Ranch Subsidiaries, are duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.
               (b) The Company has made available to the Purchaser Parties complete and correct copies of the Company Charter and Company Bylaws and has made available to the Purchaser Parties the charter and bylaws (or similar organizational documents) of each of its Subsidiaries, any Primarily Controlled Company and any Partially Controlled Company other than Canyon Ranch, except as noted on Item 4.01(b) of the Disclosure Letter. The Operating Partnership has made available to the Purchaser Parties complete and correct copies of the Operating Partnership Agreement. The charter and bylaws (or similar organizational documents) of the Company, each of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, are in full force and effect and no dissolution, revocation or forfeiture proceeding regarding the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, shall have been commenced. None of the Company, its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, none of the Canyon Ranch Subsidiaries, is in violation of any of the provisions of its charter or bylaws (or similar organizational documents), except, in each case, for such violations that would not have a Company Material Adverse Effect.
               (c) The Company has made available to the Purchaser Parties correct and complete copies of the minute books of the Company of meetings of the Company Board and committees of the Company Board held since January 1, 2004, except as set forth on Item 4.01(c) of the Disclosure Letter.
          Section 4.02 Subsidiaries and Related Entities.
               (a) A correct and complete list of all of the Subsidiaries of the Company and Related Entities, together with the jurisdiction of organization of each such entity and the percentage of the outstanding equity of each such entity owned by the Company and each Subsidiary of the Company, is set forth in Item 4.02 of the Disclosure Letter. All of the outstanding shares of stock of each Subsidiary of the Company, any Primarily Controlled Company, any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries and any Additional Company, that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Item 4.02 of the Disclosure Letter, all of the outstanding shares of stock or equity interests and other ownership interests of each Subsidiary of the Company and any Related Entity that are owned by the Company, by one or more Subsidiaries of the Company, by one or more Primarily Controlled Companies, or by one or more Partially Controlled Companies, or by any combination thereof, are owned by such entities free and clear of all Liens. The Company does not own, directly or indirectly, any stock or other voting or equity securities or interests (or any interests convertible into or exchangeable or exercisable for any equity or similar interests) in any other Person other than the ownership interests reflected in Item 4.02 of the Disclosure Letter.
               (b) Each Company Subsidiary (as “Subsidiary” is defined without giving effect to the last clause of such definition), is listed on Exhibits F, G, H or I hereto. Each reference in Exhibits F, G, H and I hereto providing that one Related Entity is the Subsidiary of another Related Entity is true and correct. Each characterization in Exhibits F, G, H and I hereto of “Unconsolidated Entities” is true and correct.
          Section 4.03 Capital Structure.
               (a) The authorized stock of the Company consists of 250,000,000 shares of Company Common Shares, 100,000,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Shares”), and 350,000,000 excess shares, $0.01 par value per share (the “Excess Shares”). At the close of business on May 18, 2007 (the “Capitalization Date”), (i) 128,013,928 shares of Company Common Shares were issued, 102,893,011 of which were outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and none of which is subject to risks of forfeiture granted under the Incentive Plans, (ii) 14,200,000 shares of Company Series A Preferred Shares were issued and outstanding, (iii) 3,400,000 shares of Company Series B Preferred Shares were issued and outstanding, and (iv) no Excess Shares were issued and outstanding. As of the date of this Agreement, except as set forth above and in Item 4.03(a) of the Disclosure Letter, no shares of stock of the Company or options, warrants, convertible or exchangeable securities or other rights to purchase stock of the Company are issued, reserved for issuance or outstanding. Except as set forth in Item 4.03(a) of the Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s shareholders may vote. There are also outstanding 2,406,750 Restricted Units issued under the

Incentive Plans that are each exchangeable for cash equal to the value of two shares of Company Common Shares (as of May 18, 2007, adjusted for a 200,000 reduction in Restricted Units occurring as of the date hereof). As of the date of this Agreement, except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch, is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of stock or other voting or equity securities or interests of the Company, any of its Subsidiaries, any Primarily Controlled Company, or any Partially Controlled Company other than Canyon Ranch, or obligating the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch, to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or relating to the voting of stock or equity securities or interests of the Company, or any Partially Controlled Company other than Canyon Ranch. As of the date of this Agreement and as set forth in Item 4.03(a) of the Disclosure Letter, other than pursuant to this Agreement, there are no outstanding contractual obligations or rights of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch, to register or repurchase, redeem (except for (w) the exchange of Units for Company Common Shares in accordance with the Operating Partnership Agreement, (x) the conversion of Company Series A Preferred Shares in accordance with the Company Charter, (y) the purchase of the notes, due September 15, 2007 (the “7 1/8% Notes”) pursuant to that certain related indenture, dated September 22, 1997, as amended and supplemented, and (z) the purchase of the notes due April 15, 2009 (the “9.25% Senior Notes”) pursuant to that certain related indenture, dated April 15, 2002, as amended and supplemented) or otherwise acquire, vote, dispose of or otherwise transfer or register pursuant to any securities Laws any shares of stock or equity interests of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch.
               (b) As of May 18, 2007 (adjusted for a 200,000 reduction in Restricted Units occurring as of the date hereof), with respect to the Operating Partnership, (1) the Company’s 81.5% limited partner interest in the Partnership is equivalent to 50,822,861.50 Units, (2) the remaining 17.5% limited partner interest in the Partnership held by persons other than the Company (the “Unitholders”) is equivalent to 10,917,923 Units, (3) the Company’s 1% general partner interest in the Partnership is equivalent to 623,644 Units, (4) the Company held 14,200,000 Series A Preferred Partnership Units, and (5) the Company held 3,400,000 Series B Redeemable Preferred Partnership Units.
               (c) There are no agreements or understandings to which the Company is a party with respect to the voting of any shares of Company Common Shares and, to the Knowledge of the Company as of the date of this Agreement, there are no third party agreements or understandings with respect to the voting of shares of Company Common Shares.
          Section 4.04 Authority.
               (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the Company’s shareholders of the REIT Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the REIT Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and each applicable Company Subsidiary and Primarily Controlled Company, subject, solely with respect to the consummation of the REIT Merger, to receipt of approval of the REIT Merger by the holders of two-thirds of the outstanding Common Shares (the “Required Shareholder Vote”). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by the Purchaser Parties) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
               (b) The Operating Partnership has all requisite partnership power and authority to execute and deliver this Agreement and, subject to approval of the Company in its capacity as limited partner, to consummate the transactions contemplated hereby, subject, solely with respect to the consummation of the Partnership Merger, to the acceptance for record of the Partnership Merger Certificate by the DSOS.
               (c) The Company Board, at a meeting duly called and held has unanimously (i) approved and declared advisable and in the best interests of the Company and its shareholders this Agreement, the Mergers, and the transactions contemplated hereby and (ii) resolved to recommend approval by the shareholders of the Company of the REIT Merger, which resolutions, subject to Section 7.04, have not been subsequently rescinded, modified or withdrawn in any way. The consent of the shareholders of the Company by the Required Shareholder Vote, the consent of the General Partner as general partner of the Partnership and the consent of the Company as limited partner, which have been delivered pursuant to the Voting Agreement subject to Section 7.04 hereof, are the only votes or consents required of the holders of any class or series of the Company Common Shares or other securities of or equity interests in the Company or the Operating Partnership required to approve this Agreement and to approve and consummate the Mergers.
          Section 4.05 Consents and Approvals; No Violations. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, Exchange Act, the HSR Act, the DRULPA, the DLLCA, the Texas REIT Law and state securities Laws or as described on Item 4.05 of the Disclosure Letter and (b) as may be required in connection with the Taxes described in Section 7.08, neither the execution, delivery or performance of this Agreement by the Company and the Operating Partnership nor the consummation by the Company and the Operating Partnership of the transactions contemplated hereby will (i) except as set forth in Item 4.05 of the Disclosure Letter, conflict with or result in any breach of any provision of the Company Charter or Company Bylaws or of the similar organizational documents of any of its Subsidiaries, or any Related Entity (for the sake of clarity “organizational documents” as used in this sentence shall include any shareholder agreement to which the Company or any Primarily Controlled Company is a party), (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) except as set forth in Item 4.05 of the Disclosure Letter, conflict with or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in a loss of benefit under, or give rise to a right of purchase, first offer or forced sale under, any of the terms, conditions or provisions of any Contract to which the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, is a party or by which any of them or any of their properties or assets may be bound, (iv) violate any Law, order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, or any of their properties or assets, (v) result in the creation of any Lien on any properties or assets of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, except for Permitted Liens or (vi) require the Company, any of its Subsidiaries or any Primarily Controlled Company to make any payment to any third Person, except in the case of clause (ii) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or, in the case of clauses (iii), (iv), (v) or (vi), for breaches, defaults, terminations, amendments, cancellations, accelerations, losses of benefits, violations, Liens or payments that have not had and would not reasonably be expected to have a Company Material Adverse Effect.
          Section 4.06 SEC Documents and Other Reports.
               (a) The Company and the Operating Partnership have filed with the SEC all forms, reports, statements, schedules, certifications, exhibits thereto and other documents required to be filed by them since January 1, 2004 under the Securities Act or the Exchange Act (collectively, including any amendments thereto, the “SEC Documents”). As of their respective filing dates, the SEC Documents (including any documents or information incorporated by reference therein) complied, and all documents filed by the Company and the Operating Partnership with the SEC under the Securities Act or the Exchange Act between the date of this Agreement and the date of Closing will comply, in each case subject to the accuracy of the representations and warranties set forth in Sections 4.08 and 5.05, in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on the date so filed. At the time filed with the SEC, none of the SEC Documents (including any documents or information incorporated by reference therein) contained, or, in the case of documents filed on or after the date hereof will contain, in each case subject to the accuracy of the representations and warranties set forth in Sections 4.08 and 5.05, any untrue statement of a material fact or omitted, or, in the case of documents filed on or after the date hereof will omit, in each case subject to the accuracy of the representations and warranties set forth in Sections 4.08 and 5.05, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filings. Except to the extent disclosed in SEC Documents, the consolidated financial statements of the Company included in the SEC Documents (including the related notes and schedules thereto) complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company, as the case may be, and those of its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies, and the Additional Companies that are consolidated, as applicable, as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).
               (b) The Company has made available to the Purchaser Parties correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company, any of its Subsidiaries, or any Primarily Controlled Company, on the other hand, occurring since January 1, 2004 and prior to the date hereof and will promptly following the receipt thereof, make available to the Purchaser Parties any such material correspondence sent or received after the date hereof. To the Knowledge of the Company, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.
               (c) None of the Company, its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company or any Additional Company has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and those of its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies, and the Additional Companies that are consolidated, including the notes thereto, prepared in accordance with GAAP except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of the Company and such entities as of December 31, 2006, including the notes thereto, (ii) as incurred since December 31, 2006 in the ordinary course of business consistent with past practice, (iii) as incurred or to be incurred by the Company or any such entity pursuant to, in connection with, or as a result of, the Mergers, the Portfolio Sales, the other disposition transactions the Company has been engaged in since December 31, 2006 and the other transactions contemplated by this Agreement, (iv) as would not, or would not reasonably be expected to, have a Company Material Adverse Effect, or (v) as set forth in Item 4.06(c) of the Disclosure Letter.
               (d) The management of the Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including those of its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies, and the Additional Companies that are consolidated, is made known to the management of the Company, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud or allegation of fraud whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company, or any of its Subsidiaries or any Primarily Controlled Company.
               (e) Except as set forth on Item 4.06(e) of the Disclosure Letter, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. Each SEC Document filed since July 31, 2002, was accompanied by the certification required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act except to the extent disclosed on Item 4.06(e) of the Disclosure Letter. To the Knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.
          Section 4.07 Absence of Material Adverse Effect. Since December 31, 2006 and prior to the date hereof, and except (i) for the Portfolio Sales or (ii) as set forth on Item 4.07 of the Disclosure Letter, the Company, its Subsidiaries, the Primarily Controlled Companies and the Partially Controlled Companies have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, and, other than in connection with the Portfolio Sales, there has not been (a) any effect, event, development, change or circumstance that, individually or in the aggregate, with all other effects, events, developments and changes, has resulted or would reasonably be expected to result in a Company Material Adverse Effect, (b) except for regular quarterly distributions to the Company’s shareholders with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution with respect to its stock or equity interests or, any redemption, purchase or other acquisition of any of its stock or equity interests, (c) any change in accounting methods, principles or practices used by the Company, its Subsidiaries, the Primarily Controlled Companies or the Partially Controlled Companies materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (d) any material damage, destruction or loss not covered by insurance to the Owned Real Property, (e) any amendment of any term of any material outstanding debt or equity security of the Company, its Subsidiaries, the Primarily Controlled Companies or the Partially Controlled Companies other than Canyon Ranch, in each case other than in the ordinary course of business, (f) any split, combination or reclassification of any Company Common Shares or Company Preferred Shares or the stock of any Primarily Controlled Company or any Partially Controlled Company, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock or any ownership interest in, the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company, (g) any amendment of any employment, consulting, severance, incentive stock, stock option, deferred compensation, bonus, retirement, retention or any other agreement, or the adoption of any new such agreement, between (i) the Company or any Company Subsidiary or any Primarily Controlled Company or any Partially Controlled Company, on the one hand and (ii) any officer, trustee or director of the Company or any Company Subsidiary or any Primarily Controlled Company or any Partially Controlled Company, on the other hand, earning more than $150,000 per year; other than as required by any contract, agreement or Benefit Plan, (h) any direct or indirect acquisition (whether through merger or consolidation with, the purchase of a substantial equity interest in, the purchase of a substantial portion of the assets of, or otherwise) of any business or any corporation, partnership, association or other business organization or a division thereof or any significant assets other than in the ordinary course of business or in an amount not involving more than $1,000,000 individually or $5,000,000 in the aggregate, (i) any incurrence of indebtedness for borrowed money or guarantee for such indebtedness, in each case by the Company or any Company Subsidiary or any Primarily Controlled Company or any Partially Controlled Company, other than (i) as in the ordinary course of business, including construction loans and guarantees on residential developments, and (ii) projects currently under construction in amounts disclosed on Item 4.07 of the Disclosure Letter, or (j) any agreement by such entity involving any of the foregoing since December 31, 2006 and prior to the date hereof, in each case except as disclosed on Item 4.07 of the Disclosure Letter.
          Section 4.08 Information Supplied. None of the information supplied or to be supplied by the Company, its Subsidiaries, the Primarily Controlled Companies or the Partially Controlled Companies, or representatives for inclusion or incorporation by reference in the proxy statement relating to the Shareholders’ Meeting (together with any amendments or supplements thereto and including any related filings required pursuant to the Exchange Act, the “Proxy Statement”) or any other document to be filed with the SEC in connection herewith, including, but not limited to, the Partnership Information Statement (collectively, the “Other Filings”) will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Shareholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders, if applicable, or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information about the Purchaser Parties that is supplied by the Purchaser Parties or any of their representatives specifically for inclusion or incorporation by reference therein.
          Section 4.09 Compliance with Laws. The businesses and assets of the Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, are not and have not been in violation of or subject to liability under any Law, order, writ, injunction, judgment, decree, statute, rule, ordinance or regulation of any Governmental Entity, except for any violations or liability that have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, has in effect all federal, state, local and provincial governmental licenses, authorizations, consents, permits and approvals (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and no violation or default has occurred under any such Permit, except for the absence of Permits and for violations or defaults under Permits that have not had and would not reasonably be expected to have a Company Material Adverse Effect.
          Section 4.10 Tax Representations.
               (a) The Company and each of its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, has timely filed or caused to be filed (after taking into account all applicable extensions) all federal and state returns which are based on income or profits, and other material Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. True, correct and complete copies of all federal Tax Returns for the Company and the Operating Partnership and

of the consolidated return of Crescent TRS Holdings Corp. with respect to the taxable years commencing on or after January 1, 1994, have been made available to representatives of Parent.
               (b) Each of the Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, has paid or caused to be paid or, if not yet due, will timely pay or cause to be paid all material Taxes required to be paid by them (whether or not shown as due on any Tax Returns), other than such payments as are being contested in good faith by appropriate proceedings. The most recent financial statements contained in the SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.
               (c) The Company, (i) for all taxable years commencing with the Company’s taxable year ended December 31, 1994 through December 31, 2006, has qualified and been subject to taxation as a REIT and (ii) has operated from December 31, 2006 to the date of this Agreement, and intends to continue to operate until the Effective Time, in such a manner as would permit it to continue to qualify as a REIT, for the period beginning January 1, 2007 through the Effective Time. The Company has no Subsidiary or Related Entity that is a REIT other than AmeriCold. To the Knowledge of the Company, AmeriCold (i) for all taxable years commencing with the taxable year ended December 31, 1999 through December 31, 2006, has qualified and been subject to taxation as a REIT and (ii) has operated from December 31, 2006 to the date of this Agreement, and intends to continue to operate until the Effective Time, in such a manner as would permit it to continue to qualify as a REIT, for the period beginning January 1, 2007 through the Effective Time. To the Company’s Knowledge, no challenge to the Company’s or AmeriCold’s status as a REIT is pending or threatened. Each Subsidiary of the Company or Related Entity that is a corporation for federal income tax purposes is a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code. Neither the Company nor any of its Subsidiaries holds any assets the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury Regulations Section 1.337(d)-5 or Section 1.337(d)-6 or (B) the application of Treasury Regulations Section 1.337(d)-7.
               (d) No requests for waivers of the time to assess any Taxes of the Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries are pending.
               (e) Except as set forth on Item 4.10(e) of the Disclosure Letter, there have not been and are no pending audits, examinations, investigations or other proceedings in respect of material Taxes of the Company or the Operating Partnership and, since January 1, 2003, to the Knowledge of the Company, there have not been and are no pending audits, examinations, investigations or other proceedings in respect of material Taxes of any of the Company’s Subsidiaries (other than the Operating Partnership), the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries.

               (f) There are no Liens for a material amount of Taxes (other than Permitted Liens) upon any of the assets of the Company, any Subsidiary of the Company, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries.
               (g) No claim has been made in writing by a taxing authority in a jurisdiction where the Company, any Subsidiary of the Company, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries does not file Tax Returns that the Company or any such entity is or may be subject to taxation by that jurisdiction.
               (h) Except as set forth on Item 4.10(h) of the Disclosure Letter, neither the Company nor Operating Partnership has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities and, since January 1, 2003, no Subsidiary of the Company (other than the Operating Partnership), the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities. No Tax Returns have been filed that are inconsistent with any private letter rulings received by the Company or any of its Subsidiaries.
               (i) Neither the Company nor any Subsidiary of the Company nor the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, nor to the Knowledge of the Company, the Canyon Ranch Subsidiaries, is a party to any understanding or arrangement described in Treasury Regulations Section 1.6011-4(b).
               (j) Neither the Company nor the Operating Partnership has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) and, since January 1, 2003, no Subsidiary of the Company (other than the Operating Partnership) has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).
               (k) The Company expects that the Company’s dividends paid deduction for the taxable year ending on the Closing Date will equal or exceed the sum of (i) the amount determined under Code Section 857(a)(1), but computed with the modifications described in the next sentence, and (ii) the Company’s net capital gain for such taxable year. The amount described under clause (i) shall be computed by substituting “100%” for “90%” in each place it appears in Code Section 857(a)(1).
               (l) With respect to any taxable years that are open for examination by taxing authorities, neither the Company nor any of its Subsidiaries nor the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, nor to the Knowledge of the Company, the Canyon Ranch Subsidiaries, (i) has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid, or (ii) has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.

               (m) For any taxable years that are open for examination by taxing authorities, neither the Company nor any Subsidiary of the Company nor the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, nor to the Knowledge of the Company, the Canyon Ranch Subsidiaries, (other than a “taxable REIT subsidiary” or a subsidiary of a “taxable REIT subsidiary”) has engaged in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.
               (n) The Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, have complied, in all material respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121 and 3402 of the Code) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable laws.
               (o) Neither the Company nor any of its Subsidiaries nor the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, nor to the Knowledge of the Company, the Canyon Ranch Subsidiaries, has entered into or is subject, directly or indirectly, to any Tax Protection Agreements that have not expired and no person has raised, or has threatened to raise, in writing a material claim against the Company or any Company Subsidiary for any breach of any Tax Protection Agreement. As used herein, a “Tax Protection Agreement” is a written agreement, (A) that, as one of its purposes, permits a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of the Company or any Subsidiary, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries, (ii) requires that the Company or any Subsidiary maintain, or put in place, or replace indebtedness, whether or not secured by one or more of the assets owned by the Company or any Subsidiary, (iii) requires that the Company or any Company Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of the Company or any Company Subsidiary, or (iv) requires that the Company or any Company Subsidiary make or refrain from making any Tax election.
               (p) Neither the Company nor any of its Subsidiaries nor the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, nor to the Knowledge of the Company, the Canyon Ranch Subsidiaries, has any liability for the material Taxes of another person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502–6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
               (q) The Company’s aggregate tax basis in its assets as determined for U.S. federal income tax purposes is and will be immediately before the Closing Date, in excess of the Company’s aggregate liabilities as determined for U.S. federal income tax purposes, including the Company’s allocable share of liabilities of any entities in which it owns an equity interest where that entity is treated as other than a corporation for U.S. federal income tax purposes, as such allocable shares are determined for U.S. federal income tax purposes.
               (r) Except as set forth on Item 4.10(r) of the Disclosure Letter, there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due and payable by the Company or any Subsidiary of the Company, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries, for any taxable period.
               (s) Except as set forth on Item 4.10(s) of the Disclosure Letter, no power of attorney that is currently in force has been granted by the Company or any Company Subsidiary, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries, with respect to any matter relating to Taxes that could affect the Company or any Subsidiary of the Company.
               (t) Except as set forth on Item 4.10(t) of the Disclosure Letter, none of the Company, the Operating Partnership, the General Partner or any of the Unitholders is a foreign person within the meaning of Section 1445(b)(2) of the Code.
               (u) The liability for income Taxes of the Company and its Subsidiaries in connection with the Walton Portfolio Sale and the sale of C-C Parkway Austin, L.P. will not exceed the amounts shown on Item 4.10(u) of the Disclosure Letter.
               (v) Except as set forth on Item 4.10(v) of the Disclosure Letter, neither the Company nor any Company Subsidiary nor the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, nor to the Knowledge of the Company, the Canyon Ranch Subsidiaries, is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.
               (w) The Operating Partnership is treated as a partnership for federal income tax purposes and not as a “publicly traded partnership” within the meaning of Section 7704 of the Code and no election has been made with respect to the OP under Treasury Regulation Section 301.7701-3.
               (x) The Company does not own, directly or indirectly through entities other than entities treated as U.S. corporations for U.S. federal income tax purposes (i.e., without an entity treated as a U.S. corporation in the chain of ownership), any equity interest in a company, trust, partnership, or other entity formed under the laws of a country or jurisdiction outside the United States.
               (y) With respect to the Company’s taxable year which ends on the Closing Date, the Company will satisfy the gross income tests specified in Sections 856(c)(2) and (3) of the Code for such taxable year, taking into account for this purpose the gains arising from the REIT Merger.
               (z) Except as set forth on Item 4.10(z) of the Disclosure Letter, for taxable years that are open for examination by taxing authorities, neither the Company nor any Subsidiary of the Company is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change in control, in the payment of any amount that would not be deductible by the entity paying such amount by operation of Section 280G of the Code.
          Section 4.11 Benefit Plans.
               (a) Item 4.11(a) of the Disclosure Letter lists all Benefit Plans. With respect to each Benefit Plan, the Company has made available to the Purchaser Parties a true and correct copy of (i) each such Benefit Plan that has been reduced to writing and all amendments thereto and a summary of any unwritten Benefit Plan; (ii) each trust, insurance or administrative agreement or insurance policy or other funding medium relating to each such Benefit Plan; (iii) the most recent written explanation of each Benefit Plan provided to participants, and, if applicable, the most recent summary plan description provided to participants; (iv) if applicable, the three most recent annual reports (Form 5500) filed with the IRS, including all financial statements, schedules and accountants’ opinions; (v) the most recent determination letter and/or application thereof, if any, issued by the IRS with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code, and (vi) all correspondence to and from any state or federal agency within the last six years with respect to any Benefit Plan. Except as required or deemed advisable by law, neither the Company nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan since December 31, 2006 and copies of any such amendments or Benefit Plans have been provided to Parent.
               (b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Benefit Plan has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements of applicable law and (ii) all employer or employee contributions, premiums and expenses to or in respect of each Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Crescent Parties included in the SEC Documents in accordance with GAAP. Each asset held under any such Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. Neither the Company nor any of its Subsidiaries or ERISA Affiliates have at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.
               (c) As of the date of this Agreement there are no pending or, to the Knowledge of the Company, threatened disputes, arbitrations, claims, suits, governmental administrative proceedings or investigations or grievances involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan) that would reasonably be expected to have a Company Material Adverse Effect.
               (d) All Benefit Plans that are intended by their terms to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and, except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has no Knowledge of any reason why any such Benefit Plan is not so qualified in operation. Neither the Company nor any of its Subsidiaries or ERISA Affiliates have any liability or obligation under any welfare plan or agreement to provide benefits after termination of employment or service to any employee, director, consultant or dependent other than as required by Section 4980B of the Code. Each Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals and no employee communications or provision of any relevant document has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Benefit Plan.
               (e) Except as set forth on Item 4.11(e) of the Disclosure Letter, neither the execution and delivery of this Agreement by the Crescent Parties nor the consummation of the transactions contemplated hereby will or may (either alone or in connection with the occurrence of any additional or subsequent events) (i) result in the acceleration or creation of any rights of any Person to compensation or benefits under any Benefit Plan or other compensatory arrangement, or loan forgiveness, (ii) or result in an obligation to fund benefits with respect to any Benefit Plan or other compensatory arrangement, including any amounts that are not deductible on account of Section 280G of the Code; or (iii) constitute an event under any Benefit Plan or other arrangement that will or may result in any payment of deferred compensation subject to Section 409A of the Code. None of the Company, any Company Subsidiary or any Primarily Controlled Company has any obligation to pay or otherwise reimburse any Person for any tax imposed under Section 4999 of the Code.
               (f) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) has been operating since January 1, 2005 in good faith compliance with Section 409A of the Code and the IRS guidance promulgated thereunder. Except as described on Item 4.11(f) of the Disclosure Letter, no stock option to acquire shares of the Company Common Shares granted under any Benefit Plan has (i) to the Knowledge of the Company, an exercise price that is less than the fair market value of the Company Common Shares as of the date such stock option was granted or (ii) any feature for the deferral of income other than the deferral of recognition of income until the exercise of such option.
               (g) Neither the Company, any Company Subsidiary, an ERISA Affiliate or to the Knowledge of the Company any person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, any ERISA Benefit Plan nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions, individually or in the aggregate, in connection with any ERISA Benefit Plan that is reasonably expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.
               (h) To the Knowledge of the Company, no event has occurred and no condition exists with respect to any Benefit Plan that would subject the Company, any ERISA Affiliate or any Company Subsidiary to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.
               (i) To the Knowledge of the Company, each individual who renders services to the Company, ERISA Affiliate or any Company Subsidiary who is classified by the Company, any ERISA Affiliate or any Company Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under the Benefit Plans) is properly so characterized.
               (j) Set forth in Item 4.11(j) of the Disclosure Letter are all employment, severance and termination plans and agreements (including change-in-control provisions) of employees, officers, directors or trust managers of the Company, its Subsidiaries, and the Primarily Controlled Companies payable upon their terms upon or following the consummation of the Mergers, copies of which have been provided to the Purchaser Parties, and all amounts payable under any such arrangement are also set forth on Item 4.11(j) of the Disclosure Letter on an individual-by-individual basis.
          Section 4.12 Litigation. As of the date hereof, except as set forth in Item 4.12 of the Disclosure Letter, there is no outstanding judgment, order, writ, injunction or decree and no suit, claim, audit, action, proceeding, arbitration or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Primarily Controlled Company or any Partially Controlled Company that could reasonably be expected to have a Company Material Adverse Effect or that seeks to materially delay or prevent the consummation of the transactions contemplated hereby. Except as set forth in Item 4.12 of the Disclosure Letter, none of the Company or any of its Subsidiaries or any Primarily Controlled Company or any Partially Controlled Company is subject to any order, judgment, writ, injunction or decree, except as would not give a Company Material Adverse Effect.
          Section 4.13 State Takeover Statutes. The Crescent Parties have taken all action required to be taken by them in order to exempt this Agreement, the Mergers and the other transactions contemplated hereby from, and this Agreement, the Mergers and the other transactions contemplated hereby are exempt from, the requirements of any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States of America, including the Texas REIT Law, or any takeover provision in the Company Charter, Company Bylaws or in the comparable organizational documents of any Company Subsidiary or Related Entity that would otherwise prohibit, hinder or delay such transactions, except as set forth in Item 4.13 of the Disclosure Letter.
          Section 4.14 Intellectual Property. Item 4.14 of the Disclosure Letter contains a complete and accurate list of all trademarks and patents owned or purported to be owned by the Company and/or used in the conduct of the business of the Company. The Company, its Subsidiaries, the Primarily Controlled Companies, CR Operating, LLC and CR Spa, LLC, and, to the Company’s Knowledge, CR License, LLC and Canyon Ranch, Inc. exclusively own, or are validly licensed or otherwise have the right to use, in each case without payment to a third party and free and clear of all Liens, except for Permitted Liens, all Intellectual Property purported to be owned by the Company and/or used in the conduct of the business of the Company, its Subsidiaries, the Primarily Controlled Companies, CR Operating, LLC and CR Spa, LLC, and, to the Company’s Knowledge, CR License, LLC and Canyon Ranch, Inc. as currently conducted, except for such Intellectual Property where the failure to so own, be validly licensed or have the right to use would not reasonably be expected to have a Company Material Adverse Effect (the “Crescent Intellectual Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, all registrations and applications filed by the Company or its Subsidiaries with respect to Intellectual Property owned or purported to be owned by the Company, any Company Subsidiary, any Primarily Controlled Company, CR Operating, LLC and CR Spa, LLC, and, to the Company’s Knowledge, CR License, LLC and Canyon Ranch, Inc. have been duly maintained (including payment of maintenance fees) and are valid, enforceable, subsisting and unexpired. No claims are pending or, to the Knowledge of the Company, threatened, (a) challenging the ownership, enforceability, validity, or use by the Company, any Company Subsidiary, any Primarily Controlled Company, CR Operating, LLC and CR Spa, LLC, and, to the Company’s Knowledge, CR License, LLC and Canyon Ranch, Inc. of any Crescent Intellectual Property, or (b) alleging that the Company or any of its Subsidiaries, any Primarily Controlled Company, CR Operating, LLC and CR Spa, LLC, and, to the Company’s Knowledge, CR License, LLC and Canyon Ranch, Inc. is violating, misappropriating or infringing or otherwise adversely affecting the rights of any Person with regard to any Crescent Intellectual Property, other than claims that would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect and except as set forth on Item 4.14 of the Disclosure Letter, (i) to the Knowledge of the Company, no Person is violating, misappropriating or infringing the rights of the Company or any of its Subsidiaries, any Primarily Controlled Company, CR Operating, LLC, CR Spa, LLC, CR License, LLC and Canyon Ranch, Inc. with respect to any Crescent Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries and the Primarily Controlled Companies as currently conducted does not violate, misappropriate or infringe (or in the past violated, misappropriated or infringed) the Intellectual Property of any other Person, other than the rights of any other Person under any Patent, and to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries, the Primarily Controlled Companies, CR Operating, LLC and CR Spa, LLC as currently conducted does not violate, misappropriate or infringe (or in the past violated, misappropriated or infringed) the Intellectual Property of any other Person under any Patent. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company and/or used in the conduct of the business of the Company.
          Section 4.15 Properties.
               (a) Item 4.15(a) of the Disclosure Letter sets forth a correct and complete list and address of all the Owned Real Properties owned or held by the Company and its Subsidiaries, the Primarily Controlled Companies and the Partially Controlled Companies as of the date of this Agreement, and such Owned Real Properties are owned or held as indicated thereon. Except for Permitted Liens or as set forth on Item 4.15(a) of the Disclosure Letter, no other Person has any ownership interest in any of the Owned Real Properties.
               (b) Item 4.15(b) of the Disclosure Letter sets forth a correct and complete list as of the date of the Agreement of all the Leased Real Property (other than the Ground Leases) leased by a Company Subsidiary or Primarily Controlled Company, the Subsidiary of the Company or the Primarily Controlled Company holding the leasehold interest, the date of the lease and each material amendment, guaranty or other agreement relating thereto (collectively, the “Lease Documents”). Correct and complete copies of all Lease Documents have been made available to the Purchaser Parties. Each of the Lease Documents is valid, binding and in full force and effect as against the Company or its applicable Subsidiary or the applicable Primarily Controlled Company and, to the Company’s Knowledge, as against the other party thereto. As of the date hereof, none of the Company, its Subsidiaries, the Primarily Controlled Companies

or, to the Company’s Knowledge, other party is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any of the Lease Documents and none of the Company or any of its Subsidiaries or any Primarily Controlled Company has received or given any notice of default under any such agreement which remains uncured, except to the extent such breach, violation or notice is not reasonably expected to have a Company Material Adverse Effect.
               (c) Except as set forth therein, Item 4.15(c) of the Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of each ground lease with a third party pursuant to which the Company, any of its Subsidiaries, any Primarily Controlled Company, or any Partially Controlled Company other than Canyon Ranch is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”). As of the date of this Agreement, none of the Company, any of its Subsidiaries, any Primarily Controlled Company, or any Partially Controlled Company other than Canyon Ranch has received a written notice that it is in default under any Ground Lease which remains uncured. The Company has made available to the Purchaser Parties correct and complete copies of each Ground Lease and all amendments or other modifications thereto. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company, any of its Subsidiaries, any Primarily Controlled Company, or any Partially Controlled Company other than Canyon Ranch is, and, to the Knowledge of the Company, no other party is, in breach or violation of, or default under, any Ground Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Ground Lease by the Company or any of its Subsidiaries, any Primarily Controlled Company, or any Partially Controlled Company other than Canyon Ranch or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (iii) each Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or its Subsidiaries, any Primarily Controlled Company, or any Partially Controlled Company other than Canyon Ranch and with respect to the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
               (d) Item 4.15(d)(i) of the Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of all loans held by the Company, its Subsidiaries, the Primarily Controlled Companies and the Partially Controlled Companies that are consolidated as lender. Correct and complete copies of all promissory notes, loan agreements, mortgages, deeds of trust, security agreements and other loan documents (collectively, the “Loan Documents”) evidencing and securing such loans have been made available to the Purchaser Parties. Each of the Loan Documents is valid, binding and in full force and effect as against the Company or its applicable Subsidiary, applicable Primarily Controlled Company, or applicable Partially Controlled Company and, to the Company’s Knowledge, as against the other parties thereto. Except as set forth in Item 4.15(d)(ii) of the Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, other party is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any of the Loan Documents and none of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company that is consolidated has received or given any notice of default under any such agreement which remains uncured.

          (e) The Company, one of its Subsidiaries, a Primarily Controlled Company, a Partially Controlled Company that is consolidated, or to the Knowledge of the Company, a Partially Controlled Company that is nonconsolidated, has good fee simple marketable title to all Owned Real Property and valid leasehold estates in all Leased Real Property, and except for Permitted Liens, such properties are free and clear of all Liens, title defects, covenants or reservations of interests in title. Except as set forth in Item 4.15(e) of the Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings or actions affecting any portion of the Company Properties, and none of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company that is consolidated, or to the Knowledge of the Company, a Partially Controlled Company that is nonconsolidated, have received any written notice of the intention of any Governmental Entity or other Person to take or use any of the Company Properties. Notwithstanding the foregoing, the representations contained in this clause (e), to the extent they relate to Company Properties of a Partially Controlled Company that is nonconsolidated, are made to the Knowledge of the Company.
          (f) Company title insurance policies have been issued insuring, as of the effective date of each such Company title insurance policy, the Company’s, the applicable Company Subsidiary’s, the applicable Primarily Controlled Company’s, the applicable Partially Controlled Company’s that is consolidated, or to the Knowledge of the Company, the applicable Partially Controlled Company’s that is nonconsolidated (or the applicable predecessor’s or acquirer’s) fee simple or leasehold title to the Company Properties, subject only to Permitted Liens, and such policies are, at the date hereof, valid and in full force and effect and no material written claim has been made against any such policy. A true, accurate, and complete copy of each Company title insurance policy and each existing survey in the possession of the Company, its Subsidiaries, and the Primarily Controlled Companies has been made available to the Purchaser Parties. Notwithstanding the foregoing, the representations contained in this clause (f), to the extent they relate to Company Properties of a Partially Controlled Company that is nonconsolidated, are made to the Knowledge of the Company
          (g) Except as set forth in Item 4.15(g) of the Disclosure Letter, since January 1, 2005, none of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company that is consolidated, or to the Knowledge of the Company, any Partially Controlled Company that is nonconsolidated, has received any written notice to the effect that (i) any rezoning proceedings adversely affecting the current use of any of the Company Properties are pending or, to the Knowledge of the Company, threatened with respect to any of the Company Properties, or (ii) any laws including any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building or similar law, code, ordinance, order or regulation have been violated for any Company Property, or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties, that, in the case of clauses (i) and (ii) above, would reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, the representations contained in this clause (g), to the extent they relate to Company Properties of a Partially Controlled Company that is nonconsolidated, are made to the Knowledge of the Company.

          (h) Except as disclosed in Item 4.15(h) of the Disclosure Letter, there are no unexpired option agreements or rights of first offer or first refusal or first negotiation with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any party other than the Company or any of its Subsidiaries, any Primarily Controlled Company, or to the Knowledge of the Company, any Partially Controlled Company, to purchase or otherwise acquire a Company Property or any portion thereof and none of the Company, any Company Subsidiary, any Primarily Controlled Company, or to the Knowledge of the Company, any Partially Controlled Company, has entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Company, its Subsidiaries, any Primarily Controlled Company, or to the Knowledge of the Company, any Partially Controlled Company, other than in the ordinary course of the Resort Residential Business with respect to residential lots, condominium units and land and retail projects. Notwithstanding the foregoing, the representations contained in this clause (h), to the extent they relate to Company Properties of a Partially Controlled Company that is nonconsolidated, are made to the Knowledge of the Company.
          (i) Item 4.15(i) of the Disclosure Letter lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any Company Property (and any agreements to enter into any such agreements) and sets forth the Company or any of its Subsidiary or any Primarily Controlled Company party to such agreement, the date of such agreement and each amendment, guaranty, or other agreement binding on the Company or any of its Subsidiary or any Primarily Controlled Company and relating thereto (collectively, the “Third Party Franchise Agreements”). True, correct and complete copies of each Third Party Franchise Agreement, including so-called property improvement plans required to be completed by the franchisor or any property improvement plans proposed by the franchisor, have been made available to the Purchaser Parties. Each Third Party Franchise Agreement is valid, binding and in full force and effect as against the Company or any of its applicable Subsidiaries or the applicable Primarily Controlled Companies, and as against the other party thereto. Neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company is liable for any termination, cancellation or other similar fees or any liquidated damages under any franchise, license or similar agreements providing the right to utilize a brand name or other rights of a hotel chain or system in connection with or relating to any hotel previously owned or leased by the Company or any of its Subsidiaries or any Primarily Controlled Company. Notwithstanding the foregoing, the representations contained in this clause (i), to the extent they relate to Company Properties, do not apply to Company Properties of Partially Controlled Companies.
          (j) Item 4.15(j) of the Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any Company Property or material portion thereof on behalf of the Company or any of its Subsidiaries or any Primarily Controlled Company (other than parking management agreements that are terminable with 30 days notice), and describes the property that is subject to such management agreement, the Company or its Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on the Company or any of its Subsidiaries or any Primarily Controlled Company and relating thereto (collectively, the “Management Agreement Documents”). True, correct and complete copies of all Management Agreement Documents have been made available to the Purchaser Parties. Each of the Management Agreement Documents is valid, binding and in full force and effect as against the Company or its applicable

Subsidiary or the applicable Primarily Controlled Company and, to the Company’s Knowledge, as against the other party thereto. Notwithstanding the foregoing, the representations contained in this clause (j), to the extent they relate to Company Properties, do not apply to Company Properties of Partially Controlled Companies.
          (k) Except as set forth on Item 4.15(k) of the Disclosure Letter, there are no latent or structural defects or adverse physical conditions affecting any Company Property or the improvements thereon or any physical damage for which there is no insurance in effect and all building systems are in good working condition, other than those defects or conditions that would not have a Company Material Adverse Effect.
          (l) No Permit from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect, except as would not reasonably be expected to have a Company Material Adverse Effect, and none of the Company, any Company Subsidiary, any Primarily Controlled Company, or to the Knowledge of the Company, any Partially Controlled Company, has received written notice of any pending written threat of modification or cancellation of any Permit that would reasonably be expected to have a Company Material Adverse Effect, or of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Company Properties issued by any Governmental Entity which has not been cured, contested in good faith or which violations would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, the representations contained in this clause (e), to the extent they relate to Company Properties of a Partially Controlled Company, are made to the Knowledge of the Company.
          (m) All work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than as would not reasonably be expected to have a Company Material Adverse Effect.
          (n) There is no material renovation or construction project with aggregate projected costs in excess of $5,000,000 currently being performed at any Company Property except (i) construction projects in the ordinary course of business in the Resort Residential Business, (ii) construction projects at properties subject to Portfolio Sales, or (iii) as disclosed in Item 4.15(n) of the Disclosure Letter (“Construction Project”). Item 4.15(n) of the Disclosure Letter sets forth the budgeted costs, the cost to complete and each Material Contract for each Construction Project disclosed therein. Neither the Company nor any Company Subsidiary nor any Primarily Controlled Company nor the Resort Residential Business nor projects at properties subject to Portfolio Sales is in material default of any material obligations with respect to the Construction Projects, and to the Knowledge of the Company, the contractors obligated to complete any of the Construction Projects are not in material default with respect to such obligations as of the date of this Agreement.

          (o) Except as provided in Item 4.15(o) of the Disclosure Letter, the rent rolls for the Company Properties dated as of March 15, 2007 which have previously been provided to the Purchaser Parties list each lease, sublease, or other right of occupancy that the Company and its Subsidiaries and the Primarily Controlled Companies are a party to as landlord with respect to each of the Company Properties including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto (except for discrepancies as would not reasonably be expected to have a Company Material Adverse Effect) (the “Company Leases”), and are correct and complete in all respects as of the date thereof (except for immaterial discrepancies). The Company has provided to the Purchaser Parties correct and complete copies of all Company Leases in effect as of February 28, 2007, and since then has conducted its leasing operations consistent with past practice. Each Company Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the Company and its Subsidiaries and the Primarily Controlled Companies and to the Knowledge of the Company the other parties thereto, except as would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Item 4.15(o) of the Disclosure Letter neither the Company nor its Subsidiaries nor any Primarily Controlled Company has received written notice that it is in default of any Company Lease except for violations or defaults that have been cured or are disclosed in the rent rolls or would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Item 4.15(o) of the Disclosure Letter, no tenant under any Company Lease is in monetary or to the Knowledge of the Company, material non-monetary default under such Company Leases, except for defaults that have been cured or are disclosed in the rent rolls or that would not reasonably be expected to have a Company Material Adverse Effect. All rent has been properly calculated and billed to tenants pursuant to the Company Leases, except as would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, the representations contained in this clause (o) do not apply to Company Properties of Partially Controlled Companies, or to Crescent Resort Development, Inc. and its Subsidiaries.
          (p) Item 4.15(p) of the Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all agreements of the Company and each of its Subsidiaries for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $500,000 or more. The Company and its Subsidiaries and the Primarily Controlled Companies have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens and other matters that do not interfere materially with the current use of such property.
          (q) Except as set forth on Item 4.15(q) of the Disclosure Letter, or as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company has received any notice of any audit of any Taxes payable or tax delinquency with respect to the Company Properties which has not been resolved or completed, and neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company is currently contesting any such Taxes. Notwithstanding the foregoing, the representations contained in this clause (q), to the extent they relate to Company Properties of Partially Controlled Companies, are made to the Knowledge of the Company.

          (r) Except as set forth on Item 4.15(r) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any contract or agreement that is currently in effect (collectively, the “Participation Agreements”) with any third party or any employee, consultant, Affiliate or other person (the “Participation Party”) that provides for a right of such Participation Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Company Subsidiary or any Primarily Controlled Company has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”).
     Section 4.16 Environmental Laws. Except as set forth in any environmental report previously provided to Parent and identified on Item 4.16 of the Disclosure Letter or as would not, individually or in the aggregate, have a Company Material Adverse Effect:
          (a) each of the Company, its Subsidiaries, the Primarily Controlled Companies, and to the Knowledge of the Company, the Partially Controlled Companies, and the Company Properties is and has been, in compliance with Environmental Law;
          (b) to the Knowledge of the Company, all Permits required by Environmental Laws in connection with the development, ownership and operation of the Company Properties have been obtained or timely applied for and have been complied with;
          (c) there are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1254, and applicable state laws) at any of the Company Properties, that would reasonably be expected to adversely affect any ongoing or currently planned development;
          (d) all asbestos or asbestos-containing materials and lead-based paint at any Company Property have been and are managed in accordance with Environmental Law;
          (e) neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company, and to the Knowledge of the Company, no Partially Controlled Company has received any written notice alleging that the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company may be in violation of, or liable under, or a potentially responsible party pursuant to any Environmental Law, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) that has not been resolved without further liability to the Company or any of its Subsidiaries, and to the Knowledge of the Company, there is no basis for any such notice or claim;
          (f) neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company, and to the Knowledge of the Company, no Partially Controlled Company has Released any Hazardous Substances and no other Person has Released Hazardous Substances on or from any of the Company Properties;

          (g) neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company, and to the Knowledge of the Company, no Partially Controlled Company has entered into or agreed to any consent decree or order or is a party to, and none of the Company Properties are subject to, any judgment, decree or judicial or administrative order relating to compliance with Environmental Laws, Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto;
          (h) except as set forth in Item 4.16(h) of the Disclosure Letter, neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company, and to the Knowledge of the Company, no Partially Controlled Company has assumed, by contract or operation of law, any liability under any Environmental Law or relating to any Hazardous Substances or is an indemnitor in connection with any threatened or asserted claim by any third- party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances;
          (i) no liens have been imposed or are in effect on any of the Company Properties pursuant to any Environmental Law;
          (j) except as listed on Item 4.16(j) of the Disclosure Letter, there are no underground storage tanks on any Company Property, and the underground storage tanks listed thereon are in compliance with applicable Environmental Laws; and
          (k) Item 4.16(k) of the Disclosure Letter lists all the reports of environmental investigations, including, but not limited to, Phase I and Phase II environmental site assessments, conducted on any portion of the Company Property that are in the possession of the Company or any of its Subsidiaries other than Desert Mountain Properties Limited Partnership, and true and complete copies of all such environmental reports have been delivered or made available to the Purchaser Parties and, to the Knowledge of the Company, there are no violations of Environmental Law relating to Company Properties of Desert Mountain Properties Limited Partnership;
provided that, notwithstanding the foregoing, the representations contained in clauses (a), (d) and (g), to the extent they relate to Company Properties of a Partially Controlled Company, are made to the Knowledge of the Company.
     Section 4.17 Employment and Labor Matters.
          (a) (i) No employees of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch or to the Knowledge of the Company any third party manager of any property owned by such entities are represented by any labor organization and none of the Company, its Subsidiaries, the Primarily Controlled Companies or the Partially Controlled Companies other than Canyon Ranch is a party to any collective bargaining agreement; (ii) no labor organization or group of employees of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch or to the Knowledge of the Company any third party manager of any property owned by such entities has made a written demand for recognition or certification; (iii) to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently filed, or to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority concerning any employee of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than Canyon Ranch, or any third party manager of any property owned by the Company or such entities; (iv) to the Knowledge of the Company, there are no organizing activities involving the employees of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than Canyon Ranch, or any third party manager of any property owned by such entities pending with any labor organization or group of employees of such entities; and (v) there is no actual or, to the Company’s Knowledge, threatened work stoppage strike or other labor disturbance involving employees of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than Canyon Ranch, or any third party manager of any property owned by such entities.
          (b) There are no unfair labor practice charges, grievances or complaints filed or, to the Company’s Knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than Canyon Ranch, or any third party manager of any property owned by such entities that have not been settled or remedied that would reasonably be expected to have a Company Material Adverse Effect.
          (c) There are no complaints, charges or claims against the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than Canyon Ranch, or any third party manager of any property owned by such entities filed or, to the Knowledge of the Company, threatened in writing to be brought or filed, with any federal, state or local Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than Canyon Ranch, or any third party manager of any property owned by such entities that have not been settled or remedied that would reasonably be expected to have a Company Material Adverse Effect.
          (d) With respect to employees of the Company, its Subsidiaries and the Primarily Controlled Companies, the Company, each of its Subsidiaries and the Primarily Controlled Companies are in compliance with all laws relating to the employment of labor, including all such laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (as amended, “WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect; and there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company, any of its Subsidiaries or any Primarily Controlled Company within the last six (6) months. Moreover, to the Knowledge of the Company, with respect to the employees of any third party manager of any property owned by the Company or any of its Subsidiaries or any Primarily Controlled Company, any such third party managers are in compliance with all laws relating to the employment of labor, including all such laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect; and there has been no “mass layoff” or “plant closing” as defined by WARN with respect to any third party manager of any property owned by the Company or any of its Subsidiaries or any Primarily Controlled Company within the last six (6) months.
        Section 4.18 Material Contracts.
          (a) Except as filed as exhibits to the SEC Documents filed prior to the date of this Agreement or as referenced on Item 4.18(a) of the Disclosure Letter, none of the Company or any of its Subsidiaries or any Primarily Controlled Company is a party to or bound by any contract that, as of the date hereof:
          (i) is a “material contract” of the Company (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
          (ii) calls for aggregate payments by the Company or any of its Subsidiaries or any Primarily Controlled Company under such contract of more than $2,500,000 over the remaining term of such contract;
          (iii) calls for annual aggregate payments by the Company or any of its Subsidiaries or any Primarily Controlled Company under such contract of more than $500,000 over the remaining term of such contract;
          (iv) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries or any Primarily Controlled Company, or that restricts the conduct of any line of business by the Company or any of its Subsidiaries or any Primarily Controlled Company or any geographic area in which the Company or any of its Subsidiaries or any Primarily Controlled Company may conduct business;
          (v) creates any (x) material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any third party or (y) management, operating, franchise, license or other similar agreement entered into with any third party;
          (vi) provides for the purchase, sale or exchange of, or option to purchase, sell or exchange any property of the Company or any of its Subsidiaries or any Primarily Controlled Company;
          (vii) is a contract or agreement pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of its Subsidiaries or any Primarily Controlled Company (other than the organizational documents for the Company or its Subsidiaries or any Primarily Controlled Company);
          (viii) is a loan agreement, guaranty, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to the

Company or any Company Subsidiary or any Primarily Controlled Company or any guaranty thereof; or
          (ix) is an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any of its Subsidiaries or any Primarily Controlled Company is a party.
     Each contract of the type described in this Section 4.18(a), whether or not set forth in Item 4.18(a) of the Disclosure Letter, is referred to herein as a “Material Contract.” Notwithstanding anything to the contrary contained in this Section 4.18(a), “Material Contract” shall not include any contract that is terminable on not more than 30 days’ notice without penalty after giving effect the transactions contemplated herein.
          (b) Each Material Contract is valid and binding on the Company and/or each of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto.
          (c) Neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company is in default under any Material Contact and no event or circumstance, with or without notice or the passage of time, has occurred pursuant to any Material Contract which would result in a default or acceleration of payment, or forfeiture of any rights, except as would not (i) prevent or materially delay the consummation of the Mergers and the other transactions contemplated by this Agreement or (ii) result in a Company Material Adverse Effect. To the Knowledge of the Company, no counterparty of the Company or any of its Subsidiaries or any Primarily Controlled Company, as applicable, under any Material Contract has failed to perform its obligations thereunder when required to be so performed and each is current in its obligations to the Company or its Subsidiaries or any Primarily Controlled Company, as applicable, thereunder.
          (d) Prior to the date hereof, the Company has made available to the Purchaser Parties (including by filing with the SEC) true, correct and complete copies of all Material Contracts.
          (e) Prior to the date hereof, the Company has made available to the Purchaser Parties true, correct and complete copies of all agreements imposing standstill obligations on any Person with respect to the Company and the Operating Partnership.
        Section 4.19 Insurance Policies. Item 4.19 of the Disclosure Letter sets forth as of the date hereof, a correct and complete list of the insurance policies, other than the Company title insurance policies, held by, or for the benefit of, the Company, its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch and Crescent Resort Development, Inc. and its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company, its Subsidiaries, the Primarily Controlled Companies and the Partially Controlled Companies other than Canyon Ranch and Crescent Resort Development, Inc. and its Subsidiaries, are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices and commercially available or as is required by Law, and all premiums due and payable thereon have been paid and (b) none of the Company, its Subsidiaries, the

Primarily Controlled Companies or the Partially Controlled Companies other than Canyon Ranch and Crescent Resort Development, Inc. and its Subsidiaries, is in material breach or default of any of the insurance policies, and none of such entities has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies currently in effect. The Company has not received any notice of termination or cancellation or denial of coverage with respect to any material insurance policy currently in effect. Except as set forth in Item 4.19 of the Disclosure Letter, such policies will not terminate as a result of the consummation of the transactions covered by this Agreement.
     Section 4.20 Affiliate Transactions. There are no material transactions, agreements, arrangements or understandings between (a) the Company, any of its Subsidiaries, or any Related Entity, on the one hand, and (b) any officer, trustee, director or Affiliate of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand, of the type that are required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed. True and complete copies of all such documents have been made available to Parent prior to the date hereof.
     Section 4.21 Opinion of the Company’s Financial Advisor The Company has received an opinion from Greenhill & Co., LLC to the effect that, as of the date of such opinion, the Company Common Share Merger Consideration to be received by holder of the Common Shares (other than Parent, REIT Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders and the Partnership Merger Consideration to be received by the holders of Units in the Partnership Merger is fair to such Unitholders, considered as if such units were converted into or redeemed for Shares in accordance with their terms prior to the Effective Time, from a financial point of view. The Company has made available to the Purchaser Parties a complete and correct copy of such opinion (or if not delivered in writing to the Company prior to the date hereof, the Company will promptly make such opinion available to the Purchaser Parties upon receipt).
     Section 4.22 Brokers. No broker, investment banker, financial advisor or other Person, other than Greenhill & Co., LLC, JP Morgan, as to the residential sale process, Lehman Bros., as to the hotel and Austin Centre sale process, and C.B. Richard Ellis and Holliday Fegnolio in connection with the Portfolio Sales, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company, or to the Knowledge of the Company, any Additional Company. The Company has made available to the Purchaser Parties a correct and complete copy of all agreements between the Company and Greenhill & Co., LLC.
     Section 4.23 Board Approval. The Company Board, by resolutions duly adopted at meetings duly called and held, have duly (a) determined that the Mergers are fair to and in the best interests of the Company and its shareholders and the Operating Partnership and its Limited Partners, (b) approved this Agreement and the Mergers and declared that the Mergers are advisable, and (c) recommended that the shareholders of the Company approve this Agreement and the Mergers and directed that this Agreement and the Mergers be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting (collectively, the “Company Board Recommendation”).
          Section 4.24 Employee Loans. Except as set forth in Item 4.24 of the Disclosure Letter (the “Employee Loans”), there are no outstanding loans made by the Company, the Operating Partnership, any of their Subsidiaries or any Primarily Controlled Company to any of their respective employees, officers, trust managers or directors.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, REIT MERGER SUB AND
PARTNERSHIP MERGER SUB
     Parent, REIT Merger Sub and Partnership Merger Sub, hereby jointly and severally represent and warrant to the Company as follows:
          Section 5.01 Organization.
               (a) Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced. Parent is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted.
               (b) REIT Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation and the operating agreement of REIT Merger Sub are in effect and no dissolution, revocation or forfeiture proceedings regarding REIT Merger Sub have been commenced. REIT Merger Sub is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. REIT Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding membership interests of REIT Merger Sub are owned of record and beneficially by Parent.
               (c) Partnership Merger Sub is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of limited partnership and the partnership agreement of Partnership Merger Sub are in effect and no dissolution, revocation or forfeiture proceedings regarding Partnership Merger Sub have been commenced. Partnership Merger Sub is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. Partnership Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding partnership interests of Partnership Merger Sub are owned of record and beneficially by Parent

     Section 5.02 No Prior Activities. Each of REIT Merger Sub and Partnership Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby. Partnership Merger Sub has no subsidiaries and the only subsidiary of REIT Merger Sub is Partnership Merger Sub.
     Section 5.03 Corporate Organization.
          (a) Each of Parent, REIT Merger Sub and Partnership Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. No other proceedings on the part of Parent, REIT Merger Sub, or Partnership Merger Sub, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, REIT Merger Sub and Partnership Merger Sub and assuming due authorization, execution and delivery hereof by each of the Company and the Operating Partnership, constitutes a legal, valid and binding obligation of each of Parent, REIT Merger Sub and Partnership Merger Sub, enforceable against each of Parent, REIT Merger Sub and Partnership Merger Sub, in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
     Section 5.04 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by Parent, REIT Merger Sub and Partnership Merger Sub do not, and the performance of Parent, Merger Sub and Partnership Merger Sub’s obligations hereunder will not, (i) conflict with or violate the certificate of formation, operating agreement, certificate of limited partnership or partnership agreement of any of Parent, REIT Merger Sub or Partnership Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent, REIT Merger Sub or Partnership Merger Sub, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent consummation of the Mergers or otherwise prevent it from performing its obligations under this Agreement.
          (b) The execution and delivery of this Agreement by Parent, REIT Merger Sub or Partnership Merger Sub do not, and the performance of Parent, REIT Merger Sub or Partnership Merger Sub’s obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (B) the pre-merger notification requirements of the HSR Act, and (C) the filing with the SEC of the Proxy Statement and the Information Statement, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Mergers, or otherwise prevent Parent, REIT Merger Sub or Partnership Merger Sub from performing its obligations under this Agreement.
     Section 5.05 Information Supplied. None of the information supplied by Parent, REIT Merger Sub or Partnership Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any other document to be filed with the SEC in connection herewith, including the Other Filings, will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or Merger Sub will comply as to form in all material respects with the requirements of the Exchange Act.
     Section 5.06 Absence of Litigation         . As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries before any Governmental Authority that would or seeks a result that could have a Parent Material Adverse Effect. As of the date of this Agreement, none of Partnership Merger Sub, REIT Merger Sub or Parent, or any of their affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks a result that could have a Parent Material Adverse Effect.
     Section 5.07 Financing. Parent has binding commitments (the “Commitments”), correct and complete copies of which have been furnished to the Company (the “Commitment Letters”), from Barclays Capital Real Estate Inc. agreeing to provide up to $3,800,000,000 in funds (the “Financing”). On the Closing Date, Parent will have available to it sufficient funds to permit Parent, REIT Merger Sub and Partnership Merger Sub to pay the Merger Consideration and to consummate all the transactions contemplated by this Agreement, including the payment of all related fees and expenses. As of the date hereof, each of the Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto and is in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, REIT Merger Sub or Partnership Merger Sub under any term or condition of any of the Commitments. As of the date hereof, neither Parent, REIT Merger Sub or

Partnership Merger Sub has (x) any reason to believe that Parent, REIT Merger Sub or Partnership Merger Sub will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any of the Commitments or (y) any knowledge of any facts or circumstances that are reasonably likely to result in the funding contemplated by the Commitments not being made available to Parent on a timely basis in order to consummate the Merger and the other transactions contemplated by this Agreement. Parent, REIT Merger Sub or Partnership Merger Sub have fully paid any and all commitment fees or other fees required by the Commitments to be paid on or before the date of this Agreement.
     Section 5.08 Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantees in the forms agreed to with the Company.
     Section 5.09 No Ownership of Company Capital Stock. None of Parent, REIT Merger Sub or Partnership Merger Sub, own any Company Common Shares or other securities of the Company or any of its Subsidiaries.
     Section 5.10 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, REIT Merger Sub or Partnership Merger Sub.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 6.01 Conduct of Business by the Company, the Operating Partnership and the Company’s Other Subsidiaries and Related Entities Pending the Merger. Except as (x) expressly required or expressly contemplated by this Agreement or (y) otherwise set forth in Item 6.01 of the Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated in accordance with its terms), unless otherwise consented to in writing by Parent, the Company shall, and shall cause the Operating Partnership, each of its other Subsidiaries, and to the extent permissible under the contractual obligations of the Company and its Subsidiaries, shall cause or encourage the Primarily Controlled Companies and the Partially Controlled Companies to, in all material respects, carry on its business in the ordinary course consistent with past practice, and to use their respective commercially reasonable efforts (A) to preserve substantially intact their business organizations, (B) to keep available the services of their present officers, managers and employees, and (C) to maintain the current, existing relations and goodwill with tenants, joint venture partners, management companies, lenders, franchisors, customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, during such period, the Company shall not, and shall not permit the Operating Partnership, any of the Company’s other Subsidiaries, and to the extent permissible under the contractual obligations of the Company and its Subsidiaries, shall cause or encourage the Primarily Controlled Companies and the Partially Controlled Companies not to, without the prior written consent of Parent, except to the extent required or expressly contemplated by this Agreement:
          (a) (i) authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of beneficial interest, capital stock or other equity interests of the Company,

the Operating Partnership, any of the Company’s other Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such beneficial interest, capital stock or other equity interests, or any other ownership interest, of the Company, the Operating Partnership, any of the Company’s other Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch other than (x) the issuance of Company Common Shares in exchange for Units pursuant to the Operating Partnership Agreement, (y) the issuance of Company Common Shares upon conversion of any Company Series A Preferred Shares in accordance with their terms, or (z) the issuance of Company Common Shares or Units pursuant to the exercise of Options in existence on the date hereof in accordance with their terms; or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the redemption or conversion of Units pursuant to Operating Partnership Agreement or the redemption of the Series A Preferred Shares and Series B Preferred Shares and associated preferred Units as contemplated by this Agreement;
          (b) (i) reclassify, combine, split, or subdivide any of Company’s shares of beneficial interest or any partnership interests of the Operating Partnership or other equity securities of any Company Subsidiary, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch, or (ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s shares of beneficial interest or any partnership interests of the Operating Partnership or other equity securities of any Company Subsidiary, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch, except for (A) dividends or distributions by any Subsidiary of the Company, any Primarily Controlled Company or any Partially Controlled Company paid solely to the Company and/or any other Subsidiary of the Company and/or any Primarily Controlled Company and/or any Partially Controlled Company (for the sake of clarity, no dividends or distributions may be paid to third parties without Parent’s consent except as required in accordance with contractual obligations contained in the organizational documents of the joint ventures listed on Item 4.02 of the Disclosure Letter), (B) dividends on the Company Series A Preferred Shares declared and paid in accordance with the terms thereof and corresponding distributions on Series A Preferred Partnership Units consistent with past practice, (C) dividends on the Company Series B Preferred Shares declared and paid in accordance with the terms thereof and corresponding distributions on Series B Preferred Partnership Units consistent with past practice, and (D) dividends on the Trust Preferred Securities declared and paid in accordance with the terms thereof and corresponding to payments of interest on the Junior Subordinated Notes. Notwithstanding the foregoing, the Company shall be permitted to make distributions necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code;
          (c) adopt or propose any amendment to the Company Charter, the Company Bylaws, the Operating Partnership Agreement or the certificate of limited partnership of the Operating Partnership or the organizational documents of any Company Subsidiary, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch, other than amendments to the Operating Partnership Agreement necessary to reflect transfers or exchanges of partnership interests by limited partners in the Operating Partnership that are permitted by Section 6.01(a)(x) or (z) of this Agreement;

          (d) (i) acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree or enter into an option to so acquire, in a single transaction or in a series of related transactions, any Person, entity or division thereof, or otherwise acquire or agree to acquire any real property or material assets or (ii) merge, consolidate or enter into any other business combination transaction with any Person, except as provided in Section 7.04;
          (e) other than pursuant to Contracts in effect and set forth in Item 6.01(e) of the Disclosure Letter, copies of which have been provided or made available to Parent prior to the date of this Agreement, or as otherwise described in Item 6.01(e) of the Disclosure Letter make or agree to make any capital expenditure other than expenditures in the ordinary course of business;
          (f) other than as set forth in Item 6.01(f) of the Disclosure Letter or as contemplated by Section 6.01(l) or pursuant to Contracts or terms listed in Item 6.01(f) of the Disclosure Letter, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, any entity, business or assets, except (i) for any such action by the Resort Residential Business with respect to residential lots and condominium units and land and retail projects in the ordinary course of business consistent with past practice or (ii) as reasonably required, in the opinion of the Company’s tax counsel following consultation with Parent’s and Parent’s counsel, to maintain the Company’s status as a REIT;
          (g) incur any indebtedness at the Company-level, any Company Subsidiary-level and Primarily Controlled Company-level or any Partially Controlled Company-level (other than Canyon Ranch) for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (i) indebtedness for borrowed money incurred in the ordinary course of business, which shall be deemed to include, without limitation, draws under the Company’s revolving credit facilities in existence as of the date hereof in the ordinary course of business and refinancing of mortgage indebtedness secured by one or more Company Properties, other than the Company Properties of Canyon Ranch, as such loans become due and payable in accordance with their terms; or (ii) as contemplated by Item 6.01(g) of the Disclosure Letter;
          (h) make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company, any Subsidiary of the Company, or any Primarily Controlled Company), except any loans, advances or investments set forth on Item 6.01(h) of the Disclosure Letter or made to Partially Controlled Companies in the Resort Residential Business in the ordinary course of business consistent with past practice and consistent with the budgets provided to Parent prior to the date hereof;
          (i) increase the salary, wages or other compensation payable or to become payable to or the fringe benefits of its trust managers, directors, officers or employees; or (ii) enter into any employment, change in control, consulting or severance agreement with, or establish, adopt, enter into or amend any Benefit Plan, Incentive Plan, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, change in control, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, trust manager, officer or employee of the Company, except, in each case, as may be required by the terms of any such plan, agreement, policy or arrangement existing on the date hereof and disclosed in Item 6.01(i) of the Disclosure Letter or to comply with applicable Law or as otherwise disclosed in Item 6.01(i) of the Disclosure Letter, or in accordance with a severance plan consistent with the material terms set forth on Exhibit J hereto;
          (j) except as may be required by GAAP, as a result of a change in Law or SEC rule, regulation or interpretation, make any material change in its method of accounting;
          (k) other than in the ordinary course of business or to the extent necessary to maintain the Company’s status as a REIT, (i) make, change or revoke any material Tax election or (ii) settle or compromise any material federal, state, local or foreign Tax liabilities; provided, however, that in the event the Company takes any such action with respect to Taxes that is permitted under this Section 6.01(k), the Company shall notify promptly Parent of such action;
          (l) (i) except in connection with a right being exercised by a tenant under an existing Company Lease, enter into any new lease, sublease or license agreement (including renewals) for in excess of 25,000 square feet of net rentable area at a Company Property, provided that any failure by Parent to object to a new lease, sublease or license agreement in writing within three (3) Business Days of being provided with same shall constitute written consent of such lease, sublease or license agreement, or (ii) other than in the ordinary course of business, and except in connection with a right being exercised by a tenant under an existing Company Lease, terminate or materially modify or amend any Company Lease that relates to in excess of 25,000 square feet of net rentable area;
          (m) except as set forth in Item 6.01(m) of the Disclosure Letter, waive, release, settle or compromise any pending or threatened suit, action, claim, arbitration, mediation, inquiry, proceeding or investigation against the Company, the Operating Partnership, any of the Company’s other Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch unless the amounts paid or to be paid either (A) do not exceed $1,000,000 for all such waivers, releases, settlements or compromises in the aggregate or (B) are fully covered by insurance coverage maintained by the Company, its Subsidiaries, the Primarily Controlled Companies or the Partially Controlled Companies other than Canyon Ranch; provided, however, that in each case that any such waiver, release, settlement or compromise includes a full release of the Company, the Operating Partnership, any of the Company’s applicable Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company with respect to the matters covered by the subject litigation; provided further, however, that no pending or threatened claim brought by or on behalf of the Company’s shareholders or the Operating Partnership’s limited partners may be settled without the prior written consent of Parent;
          (n) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of the Company, the Operating Partnership or any of the Company’s other Subsidiaries;
          (o) modify, amend or terminate, or grant any material consent under, any Material Contract or Ground Leases, Third Party Franchise Agreement, joint venture agreement or

Management Agreement or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Item 4.18(a) of the Disclosure Letter as a Material Contract or enter into any new Ground Leases, Third Party Franchise Agreement, or Management Agreement Document; provided, however, that this Section 6.01(o) shall not apply to Canyon Ranch;
          (p) except as set forth in Item 6.01(p) of the Disclosure Letter, pre-pay any long-term debt (which shall be deemed to include, without limitation, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or repayments of mortgage indebtedness, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise)), except: (i) pre-payments or repayments of revolving credit facilities or other similar lines of credit or any payment of debt upon maturity, (ii) any debt scheduled to mature on or before October 31, 2007 and the Operating Partnership’s 9.25% Senior Notes due 2009 or 7 1/8% Notes due 2007, or (iii) debt associated with properties to be sold pursuant to contracts listed on Item 6.01(f) of the Disclosure Letter;
          (q) take any action with respect to the Portfolio Sales that is not expressly required by the Portfolio Purchase and Sale Agreements or take any action that could reasonably be expected to frustrate or delay the consummation of the Portfolio Sales;
          (r) amend, modify or terminate, or grant any material consent or waiver under, any agreement or arrangement relating to any proposed disposition disclosed on Item 4.15(p) of the Disclosure Letter other than closing conditions to the buyer’s obligation to close the disposition under such Portfolio Purchase and Sale Agreement;
          (s) fail to maintain in full force and effect the existing insurance policies covering the Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies other than Canyon Ranch and Crescent Irvine, LLC, and their respective properties, assets and businesses;
          (t) modify, amend or terminate, or grant any material consent under, any Contract with an Affiliate of the Company or modify any material relationship between the Company and its Affiliates, including the manner in which the Company and its Affiliates own or holds their respective assets;
          (u) enter into, modify, amend or breach any Tax Protection Agreement;
          (v) sell, transfer or otherwise dispose of any ownership interest in any of the Company’s Subsidiaries, or any Related Entity or create, establish, form or invest in any new Company Subsidiary or acquire any interests in any new Related Entity, except in connection with properties to be sold pursuant to contracts listed in Item 6.01(d) or Item 6.01(f) of the Disclosure Letter;
          (w) grant any consent or waiver to any matter for which consent or waiver is requested with respect to Canyon Ranch or any Additional Company or exercise any rights in connection with or with respect to the Company’s interests in Canyon Ranch or any Additional Company, including, but not limited to, any consents, votes, waivers or actions taken (directly or indirectly) by any trust manager, director or officer of Canyon Ranch or any Additional

Company serving at the designation of the Crescent Parties (and the Crescent Parties shall promptly notify Parent of any request to take an act covered by this Section 6.01(w));
          (x) take any action, make any filing or material election with respect to, or appeal or fail to appeal any real property tax relating to any real property owned by the Company or any of its Subsidiaries or any of the Primarily Controlled Companies or Partially Controlled Companies; or
          (y) announce an intention, enter into any contract or agreement or otherwise make a commitment, to do any of the foregoing.
ARTICLE VII
ADDITIONAL AGREEMENTS
     Section 7.01 Proxy Statement; Partnership Information Statement; Other Filings. As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement and the Operating Partnership shall prepare and file with the SEC an information statement on the appropriate form (the “Partnership Information Statement”), and each of the Company, the Operating Partnership and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company, the Operating Partnership and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement and the Partnership Information Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or information statements, as applicable, prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company, the Operating Partnership and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, the Partnership Information Statement or the Other Filings, and the Company shall use commercially reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable. The Company shall use commercially reasonable efforts to cause the Partnership Information Statement to be mailed to the holders of Units at the earliest practicable date following the mailing of the Proxy Statement to Company shareholders. The Company shall promptly (and in no event later than one (1) Business Day after receipt) notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, the Partnership Information Statement or the Other Filings and shall provide Parent with copies of all correspondence between the Company, the Operating Partnership and their representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement, the Partnership Information Statement or the Other Filings. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, the Operating Partnership, Parent, REIT Merger Sub or any of their respective Affiliates, officers, managers or directors, shall be discovered by the Company, the Operating Partnership or Parent which should be set forth in an amendment or supplement to the Proxy Statement, the Partnership Information Statement or the Other Filings, so that the Proxy Statement, the Partnership Information Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company or the limited partners of the Operating Partnership, as applicable. Notwithstanding anything to the contrary stated above, prior to the filing of the preliminary Proxy Statement, the filing and mailing of the final Proxy Statement, the filing and mailing of the Partnership Information Statement or the filing of the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company and the Operating Partnership shall provide Parent a reasonable opportunity to review and comment on such document or response and will consider in good faith including in such documents or responses all comments reasonably proposed by Parent, and to the extent practicable, the Company and the Operating Partnership will provide Parent with the opportunity to participate in any substantive calls between the Company, the Operating Partnership or any of their representatives, and the SEC concerning the Proxy Statement, the Partnership Information Statement or the Other Filings.
     Section 7.02 Company Shareholders’ Meeting. The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments or postponements thereof, the “Company Shareholders’ Meeting”), as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of voting upon the approval of this Agreement and the REIT Merger (the “Company Shareholder Approval”). Except as may be permitted by Section 7.04(c), the Company Board shall recommend to holders of the Company Common Shares that they approve this Agreement and approve the Merger and the other transactions contemplated hereby and shall include such recommendations in the Proxy Statement. Except as may be permitted by Section 7.04(c) and subject to Section 7.04(d), the Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the REIT Merger and the other transactions contemplated hereby and will take all other action reasonably necessary or advisable to secure the vote or consent of its shareholders required by the rules of the New York Stock Exchange (“NYSE”) or applicable Law to obtain such approvals. Except to the extent required by Law or with Parent’s written consent, the Company shall not (i) change the date specified in the Proxy Statement for the Company Shareholders’ Meeting or (ii) postpone or delay the Company Shareholders’ Meeting, except (x) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required by applicable Law is provided to the shareholders of the Company sufficiently in advance of the Company Shareholders’ Meeting or (y) if there are an insufficient number of Company Common Shares represented in person or by proxy at the Company Shareholders’ Meeting to constitute a quorum or to approve this Agreement, the Merger and the other transactions contemplated hereby, in which case the Company may, and, at Parent’s request, shall, adjourn the Company Shareholders’ Meeting and use its reasonable best efforts to obtain a quorum and the requisite vote to approve this Agreement, the Merger and the transactions contemplated hereby as promptly as practicable. Approval of this Agreement, the Merger and the other transactions contemplated hereby are the only matters (other than adjournment as contemplated by the preceding sentence) which the Company will propose to be acted on by the shareholders of the Company at the Company Shareholders’ Meeting.

     Section 7.03 Access to Information; Confidentiality.
          (a) Subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries and the officers, managers, directors, employees, auditors and agents of the Company and the Operating Partnership and the Company’s other Subsidiaries to, and to the extent permissible under the contractual obligations of the Company and its Subsidiaries to each Primarily Controlled Company and Partially Controlled Company shall cause or encourage each Primarily Controlled Company and Partially Controlled Company to, afford Parent, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries and the Primarily Controlled Companies and the Partially Controlled Companies, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the employees, agents, or representatives of the Company, its Subsidiaries or the Primarily Controlled Companies and the Partially Controlled Companies (other than the Company’s executive officers, investment bankers or counsel), unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensors or franchisors of the Company or its Subsidiaries or the Related Entities, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, or (iii) damage any property or any portion thereof. Notwithstanding anything to the contrary in the foregoing, subject to the rights of any property manager, landlord/sublandlord or tenant/subtenant of any Company Property, so long as they do not unreasonably disrupt the operations of the Company or any of the Company’s Subsidiaries, Parent and its representatives (including its financing sources) shall have the right to conduct, at Parent’s expense, appraisal and environmental and engineering inspections of each of the Company Properties; provided, however, that neither Parent nor its representatives shall have the right to conduct Phase I testing of the Company Properties without the Company’s consent unless so directed by prior written direction of Parent’s financing sources, and that none of Parent, its representatives or its financing sources shall have the right to sample any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or perform any invasive testing procedure on any building or property unless such sample or testing procedure is recommended by virtue of the results of the Phase I testing referred to above. Parent shall indemnify and hold the Company harmless from and against any and all losses or damages incurred by the Company as a result of the Parent’s or the Parent representatives’ inspection of the Company Properties, provided, however, that the Parent’s indemnification obligations hereunder shall not include any obligation whatsoever with respect to any such losses or damages (including claims that any Company Property has declined in value) arising out of or resulting from the discovery of any existing condition at a Company Property. Subject to the foregoing, Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection that Parent or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, none of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the

Company or its Subsidiaries or any Related Entity or contravene any Law or binding agreement entered into prior to the date of this Agreement (provided, however, that the Company and its Subsidiaries shall use commercially reasonable efforts to obtain consent from the applicable third party or enter into a customary joint defense agreement to enable the disclosure of such information).
          (b) Notwithstanding anything to the contrary contained in this Agreement, Parent (i) may contact and have discussions with any joint venture partner or other equity co-investor of the Company, the Operating Partnership or any of the Company’s other Subsidiaries without the prior written consent of the Company and (ii) may disclose only such information obtained from the Company, the Operating Partnership or any of the Company’s other Subsidiaries or their respective representatives to any such joint venture partner or other equity co-investor that Parent reasonably believes is necessary to discuss any strategic alternatives with respect to any joint venture, its properties or business. The Company shall have the right to have a representative present at any such meetings or on any telephone calls and shall cooperate with any reasonable requests of Parent in connection with such discussions.
          (c) All information obtained by Parent pursuant to this Section 7.03 and pursuant to the confidentiality agreement, dated March 24, 2007 (the “Confidentiality Agreement”), between an affiliate of Parent and the Company, shall be kept confidential in accordance with the Confidentiality Agreement.
          (d) No investigation pursuant to this Section 7.03 or otherwise, or information obtained as a result thereof, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
     Section 7.04 No Solicitation of Transactions.
          (a) None of the Company, the Operating Partnership and the Company’s other Subsidiaries shall, nor shall they authorize or permit any officer, manager, director, employee, or agent or any investment banker, financial advisor, attorney, accountant or other representative (collectively, the “Representatives”) to, directly or indirectly, (i) solicit, or initiate or knowingly encourage or knowingly facilitate any inquiries or offers with respect to, or that reasonably may be expected to lead to the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any Person any non-public information with respect to, or otherwise cooperate with respect to, any Acquisition Proposal. Without limiting the foregoing, the Company shall be responsible for any failure on the part of its Representatives to comply with this Section 7.04. Notwithstanding anything to the contrary in this Section 7.04, nothing contained in this Agreement shall prohibit the Company from, at any time prior to receipt of the Company Shareholder Approval, furnishing any information to, or entering into or participating in discussions or negotiations with, or releasing from any standstill agreement or similar obligation to the Company or any Company Subsidiary, any Person that makes an unsolicited bona fide Acquisition Proposal in writing that did not otherwise result from a breach of this Section 7.04, if (i) the Company Board determines in good faith after consulting with its legal counsel and financial advisors that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (ii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Company notifies Parent that it is furnishing information to, or entering into discussions or negotiations with, such Person, and (iv) prior to furnishing such non-public information to such Person, the Company (A) provides Parent with the information to be provided to such Person which Parent has not previously been provided, and (B) receives from such Person an executed confidentiality and standstill agreement no less favorable to the Company than the Confidentiality Agreement. Without the prior written consent of Parent, the Company will not release any Person from any standstill agreement or similar obligation to the Company or any Company Subsidiary which is set forth on Item 7.04(a) of the Disclosure Letter.
          (b) The Company shall provide prompt (but in no event more than twenty-four (24) hours following receipt thereof) oral and written notice to Parent of (i) the receipt of any Acquisition Proposal, or any material modification or amendment to any Acquisition Proposal, by the Company, the Operating Partnership, any other Subsidiary of the Company or any Representative, (ii) a copy of any documents or agreements provided in contemplation of such Acquisition Proposal (including any amendments, supplements or modifications thereto), (iii) the identity of such Person making any such Acquisition Proposal and (iv) the Company’s intention, if any, to furnish information to, or enter into discussions or negotiations with, such Person. The Company shall keep Parent reasonably informed in all material respects of the status and details (including any change to the material terms and conditions) of any such Acquisition Proposal. The Company shall not, and shall cause each of its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.
          (c) Except as set forth in this Section 7.04(c), the Company Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.04(a)). Notwithstanding the foregoing, at any time prior to receipt of the Company Shareholder Approval, (x) if the Company Board determines in good faith after consulting with its outside legal counsel that the failure to do so would be inconsistent with its duties to the Company’s shareholders under applicable Law, then the Company Board may withdraw, or modify or change in a manner adverse to Parent, the Company Board Recommendation (“Change in Recommendation”) and (y) in the case of any Change in Recommendation being made in response to an unsolicited bona fide written Acquisition Proposal (that did not otherwise result from a breach of this Section 7.04) that the Company Board has determined in good faith, after consultation with its independent financial advisor, is a Superior Proposal, the Company Board may approve and recommend such Superior Proposal concurrently with terminating this Agreement pursuant to Section 9.01(h); provided, however, that such actions may only be taken at a time that is after (I) the third (3rd) Business Day following Parent’s receipt of written notice from the Company that the Company Board is prepared to take such action, and (II) at the end of such period, the Company Board determines in good faith, after taking into account all amendments or revisions committed to by Parent and after consultation with its independent financial advisors, that such Acquisition Proposal remains a Superior Proposal relative to the REIT Merger and the other transactions contemplated hereby, as supplemented by any Counterproposal to which the Purchaser Parties have irrevocably committed. Any such written notice shall specify the material terms and conditions of such Acquisition Proposal, include the most current version of any agreement relating to such Acquisition Proposal (including any amendments, supplements or modifications thereto), identify the person making such Acquisition

Proposal and state that the Company Board otherwise intends to make a Change in Recommendation (subject to compliance with this subsection (c)). During any such three (3) Business Day period, Parent shall be entitled to deliver to the Company a counterproposal to such Acquisition Proposal (a “Counterproposal”) and Parent and the Company shall negotiate in good faith in respect of any such Counterproposal with the objective of reaching an agreement such that the relevant Acquisition Proposal is not a Superior Proposal. For the avoidance of doubt, the parties hereto acknowledge and agree that any amendment to the financial terms or any other material amendment to any material term of an Acquisition Proposal which amendment affects the determination of whether the Acquisition Proposal is a Superior Proposal to any Counterproposal shall be treated as a new Acquisition Proposal for the purposes of this Section 7.04(c) (requiring a new written notice by the Company and a new three (3) Business Day period).
          (d) Nothing contained in this Agreement shall prevent the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders) or from making any legally required disclosure to shareholders; provided, however, that, for the avoidance of doubt, any action in violation of Section 7.04(c) shall be a breach of such Section. Further, any “stop-look-and-listen” communication by the Company or the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the shareholders of the Company) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Parent of, all or a portion of the Company Board Recommendation.
          (e) Upon execution of this Agreement, the Company, the Operating Partnership and the Company’s other Subsidiaries shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal by or on behalf of the Company or any of the Representatives and shall inform each of the Representatives of its obligations under this Section 7.04 and instruct each of them to act in a manner consistent with such obligations; provided, however, that the Company shall comply with the next sentence. The Company shall promptly request each Person with whom it has executed a confidentiality agreement within the twelve (12) months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or, if permitted by such confidentiality agreement, destroy all confidential or other non-public information heretofore furnished to such Person by or on behalf of the Company or any of the Representatives.
     Section 7.05 Employee Benefits Matters.
          (a) From and after the Effective Time, Parent shall cause the Surviving Entity to assume and honor in accordance with their terms the Company’s obligations under the agreements set forth in Item 4.11(j) of the Disclosure Letter.
          (b) For a period of not less than twelve (12) months after the Closing Date, for each employee of the Company or any of its Subsidiaries who remains an employee of the Surviving Entity or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall or shall cause the Surviving Entity to provide cash compensation (including base compensation and annual bonus) and benefits (including group health, life, disability and severance and retention plans, but excluding personal perquisites, equity compensation or profits or promoted interests or comparable forms of compensation) that are not less favorable in the aggregate to such Continuing Employee and the Continuing Employee’s dependents and beneficiaries, as appropriate, as the Company or such Subsidiary of the Company provided to such Continuing Employee immediately prior to the Effective Time, through the maintenance of any one or more of the Benefit Plans, the adoption of new plans, programs, or arrangements for the benefit of Continuing Employees, or a combination thereof. With respect to any employee benefit plan, program, or arrangement maintained by Parent or its Affiliates in which Continuing Employees become eligible to participate after the Closing Date (each, a “Parent Plan”), a Continuing Employee will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date for purposes of vesting and eligibility (but not accrual of benefits) under such Parent Plan to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under the respective Benefit Plan (except to the extent such credit would result in the duplication of benefits). In addition, with respect to each Parent Plan providing medical or health benefits in which Continuing Employees become eligible to participate during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the Continuing Employee under the respective Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Parent Plan.
          (c) Except as otherwise provided in this Section 7.05(c), nothing in this Agreement shall be interpreted as limiting the power of the Surviving Entity to amend or terminate any particular Benefit Plan or any other particular employee benefit plan, program, agreement or policy pursuant to its terms or as requiring the Surviving Entity to continue (other than as required by its terms) any written employment contract; provided, however, that no such termination or amendment may impair the rights of any Person with respect to benefits or any other payments already accrued as of the time of such termination or amendment without the consent of such Person.
          (d) Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee managers thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or manager of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.
          (e) The provisions of this Section 7.05 shall survive the Closing and are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or to give to any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.05) under or by reason of any provision of this Agreement. Nothing in this Section 7.05 is intended as or shall be construed to be an amendment to any Benefit Plan.

     Section 7.06 Managers’ and Officers’ Indemnification and Insurance.
          (a) Without limiting any additional rights that any manager, director, trust manager, officer, trustee, employee, agent, partner or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws, the Operating Partnership Agreement or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company’s Subsidiaries or Related Entities, from and after the Effective Time, the Purchaser Parties, jointly and severally, shall, with respect to any such individual serving in such capacity at the appointment or designation of the Crescent Parties: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Effective Time serving as a manager, director, trust manager, officer, trustee, partner or fiduciary of the Company or any of its Subsidiaries or Related Entities and acting in its capacity as such or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent that the Company or Company Subsidiary, as the case may be, is authorized or permitted to indemnify its own managers, directors, trust managers, officers or trustees under the applicable Law of the jurisdiction of formation of the Company or such Subsidiary (as applicable), as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent that the Company or Subsidiary, as the case may be, is authorized or permitted to indemnify its own managers, directors, trust managers, officers or trustees under the applicable Law of the jurisdiction of formation of the Company or such Subsidiary (as applicable), as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to (x) receipt of documentation by the Purchaser Parties reasonably evidencing the existence of the applicable expenses, and (y) the Purchaser Parties’ receipt of an undertaking by or on behalf of such Indemnified Party to repay such Expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified); provided, however, that none of the Purchaser Parties shall be liable for any amounts paid in settlement effected without Parent’s or the Surviving Entity’s prior written consent (which consent shall not be unreasonably withheld or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. The indemnification and advancement obligations of the Purchaser Parties pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue after the date hereof as to a person who has ceased to be a manager, director, trust manager, officer, trustee, employee, agent, partner or fiduciary of the Company or any of its Subsidiaries or Related Entities to the extent appointed or designated by the Company and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.06(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding or inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a manager, director, trust manager, officer, trustee, employee, agent, partner or fiduciary of the Company, any of its Subsidiaries to the extent appointed or designated by the Company, to the extent such person is or was serving at the request or for the benefit of the Company or any of its Subsidiaries, the Related Entities, any other entity or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. No Purchaser Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto.
          (b) Without limiting the foregoing, the Purchaser Parties agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former managers, directors, trust managers, officers, agents, partners or fiduciaries of the Company or any Company Subsidiary or any Primarily Controlled Company as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Company’s Subsidiaries or any Primarily Controlled Company) and those indemnification agreements of the Company or any of its Subsidiaries or any Primarily Controlled Company listed in Item 7.06(b) of the Disclosure Letter shall be assumed by the Surviving Entity in the REIT Merger, without further action, at the Effective Time and shall survive the REIT Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the operating agreement of the Surviving Entity, the partnership agreement of the Surviving Partnership and the organizational documents of any applicable Company Subsidiary or any Primarily Controlled Company shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Company Charter and Company Bylaws, Partnership Agreement or other applicable organizational document, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, trust managers, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries or any Primarily Controlled Company, unless such modification shall be required by Law and then only to the minimum extent required by Law.
          (c) Prior to the Effective Time, the Company may purchase a “tail” insurance policy (which policy by its express terms shall survive the Mergers), of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the managers, directors, trust managers, officers, employees, agents, partners or fiduciaries of the Company or any Company Subsidiary or any Primarily Controlled Company as the Company’s and its Subsidiaries’ existing policy or policies, for the benefit of the current and former managers, directors, trust managers, officers, employees, agents, or fiduciaries of the Company and each Company Subsidiary and Primarily Controlled Company with a claims period of six years from the Effective Time with respect to trust managers’ and officers’ liability insurance for Claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that in no event shall the aggregate premium payable for such “tail” insurance policy for its entire period exceed 350% of the last annual premium paid by the Company for such insurance (such amount being the “Maximum Premium”). If the Company is unable to obtain the “tail” insurance described in the first sentence of this Section 7.06(d) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium. If the Company is unable to purchase such “tail” insurance, the Purchaser Parties shall, at the Company’s request, purchase a “tail” insurance of at least the same coverage and amounts and containing terms and conditions no less favorable to managers, directors, trust managers, officers, employees, agents, partners or fiduciaries of the Company or any Company Subsidiary or any Primarily Controlled Company as the Company’s and Company’s Subsidiaries’ and Primarily Controlled Companies’ existing policy or policies for the benefit of the current and former managers, directors, trust managers, officers, employees, agents, partners or fiduciaries of the Company or any Company Subsidiary or any Primarily Controlled Company with a claims period of six years from the Effective Time; provided, however, that in no event shall the Purchaser Parties be required to pay more than the Maximum Premium as the aggregate premium for such “tail” insurance policies for its entire period, in which case the Purchaser Parties will obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.
          (d) If any of the Purchaser Parties or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Purchaser Party assumes the obligations set forth in this Section 7.06.
          (e) Parent shall cause the Purchaser Parties to perform all of their respective obligations under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of each Purchaser Party’s obligations pursuant to this Section 7.06.
          (f) Parent shall have the right to be consulted in respect of the defense or settlement of any shareholder, limited partner or bondholder litigation against the Company, its managers or officers, or the Operating Partnership relating to the Mergers or the other transactions contemplated by this Agreement and to be kept reasonably informed of material developments in such litigation; provided, however, that neither Parent nor the Surviving Entity shall be liable for any amounts paid in settlement of such litigation effected without Parent’s or the Surviving Entity’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
     Section 7.07 Further Action; Reasonable Efforts.
          (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to this Agreement and the Merger, if required, (ii) take the actions set forth on Item 7.07(a) of the Disclosure Letter, and (iii) use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries and the Primarily Controlled Companies and the Partially Controlled Companies as (i) are necessary, proper or advisable for the consummation of the Mergers and the other transactions contemplated hereby and to fulfill the conditions to the Mergers, (ii) disclosed in the Disclosure Letter or (iii) required to prevent a Company Material Adverse Effect. In the event that the Company, the Operating Partnership or any other Subsidiary of the Company, Primarily Controlled Company or Partially Controlled Company shall fail to obtain any third party consent described above, the Company shall use its commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company, the Operating Partnership or any other Subsidiary of the Company or any Primarily Controlled Company or any Partially Controlled Company and Parent and its Affiliates and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent which shall not be unreasonably withheld, conditioned or delayed, none of the Company, the Operating Partnership or any of the Company’s other Subsidiaries or any Primarily Controlled Company or any Partially Controlled Company shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor its Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.
          (b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.07(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.
          (c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Mergers and the other transactions contemplated hereby, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.
          (d) At Parent’s request, the Company shall use commercially reasonable efforts to cooperate with Parent in obtaining estoppel certificates and subordination and nondisturbance agreements prior to the Effective Time, in the form provided by Parent, from those tenants under any Company Lease in excess of 50,000 square feet with respect to a Company Property and each of the property managers at the Company Properties.
          (e) If any tenant of the Company or any of its Subsidiaries shall provide the Company with notice of its intent to terminate any Company Lease in accordance with its terms, the Company shall promptly notify Parent of its receipt of such notice.
          (f) The parties hereto agree to cooperate, promptly following the date hereof, in the preparation and establishment of mutually acceptable guidelines with respect to the Company or any Company Subsidiaries entering into any new lease, sublease or license agreement (including renewals) at a Company Property.
     Section 7.08 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, license, excise, custom or duty, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”) and shall cooperate in attempting to minimize the amount of the Transfer Taxes.
     Section 7.09 Public Announcements. The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Merger or the other transactions contemplated hereby shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement.

     Section 7.10 Financing.
          (a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letters; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letters; (iii) enforce its rights under the Commitment Letters that are within its control; and (iv) consummate the Financing at or prior to Closing. Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution.
          (b) Parent shall keep the Company informed on a reasonably current basis and in reasonable detail with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letters and shall give the Company prompt notice of any material change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason, or (ii) any financing source that is a party to any Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein. Parent shall not amend or alter, or agree to amend or alter, any Commitment Letter in any manner that would materially impair, delay or prevent the Merger or the other transactions contemplated by this Agreement without the prior written consent of the Company, and shall provide the Company promptly (and in any event within 24 hours) with any amendments or alterations to any of the Commitment Letters.
          (c) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters or any Commitment Letter shall be terminated for any reason, Parent shall use its reasonable best efforts to arrange alternative financing from alternative sources in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Commitment Letter as originally issued and on terms and conditions (including termination rights and funding conditions) no less favorable to Parent or REIT Merger Sub than those included in such Commitment Letter.
          (d) The Company agrees to provide, and shall cause the Operating Partnership and its other Subsidiaries and its and their Representatives and, to the extent permissible under the contractual obligations of the Company and its Subsidiaries to each Primarily Controlled Company and Partially Controlled Company shall cause or encourage such Primarily Controlled Company and Partially Controlled Company, to provide, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or the Primarily Controlled Companies or the Partially Controlled Companies and does not require the Company or any of its Representatives to execute and deliver any certificate or opinion to the extent any such certificate or opinion certifies or opines, as applicable, with respect to facts, circumstances or events that will exist after giving effect to the transactions contemplated hereby and the incurrence of any indebtedness of the Company pursuant to the Financing), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (iii) assisting Parent and its financing sources in the preparation of (A) an offering document for any debt raised to complete the Mergers and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any debt raised by Parent to complete the Mergers, (v) forming new direct or indirect Subsidiaries, (vi) providing and executing documents as may be reasonably requested by Parent, (vii) using reasonable efforts to permit Parent to be able to provide its financing sources with the collateral package required by such financing sources in connection with the arrangement of the Financing and (viii) cooperating with Parent in connection with obtaining such consents, approvals or authorizations which may be necessary or beneficial in connection with the arrangement of the Financing and the collateral package required in connection therewith; provided, however, that none of the Company or any of its Subsidiaries or any Primarily Controlled Company or any Partially Controlled Company shall be required to pay any fees (including commitment or other similar fees) or incur any other liability in connection with the Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries or any Primarily Controlled Company or any Partially Controlled Company in connection with such cooperation. Parent shall indemnify and hold harmless the Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries or the Primarily Controlled Companies or the Partially Controlled Companies and information provided by the Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies or their Representatives).
          (e) All non-public or otherwise confidential information regarding the Company, its Subsidiaries and the Related Entities obtained by the Purchaser Parties and their representatives pursuant to Section 7.10(d) shall be kept confidential in accordance with the Confidentiality Agreement, except for such information contained in any offering memorandum consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed).
     Section 7.11 Tax Matters.
          (a) For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the REIT Merger as a taxable sale by the Company of all of the Company’s assets to REIT Merger Sub in exchange for the REIT Merger Consideration to be received by shareholders of the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such REIT Merger Consideration to the shareholders of the Company in liquidation pursuant to Section 331 of the Code and Section 562 of the Code. This Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes.

               (b) During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:
               (i) Prepare, timely file, and deliver or make available to representatives of Parent, all material Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws; and
               (ii) Timely pay all material Taxes due and payable in respect of such Post-Signing Returns that are so filed.
          Section 7.12 Resignations. The Company shall use its reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all of the members of the Company Board and the boards of any of the Company’s Subsidiaries and of the Company’s designees to the boards of Related Entities, if any.
          Section 7.13 Redemption. Prior to the Effective Time, the Company shall effect the Redemptions pursuant to Section 2.07 hereof. Without limitation of the foregoing, if the Redemptions are not effective prior to the Effective Time, the Company and Parent agree that (i) each Company Series A Preferred Share outstanding immediately prior to the Effective Time shall automatically be converted into, and canceled in exchange for, the right to receive the greater of (a) the Company Series A Preferred Share Redemption Amount and (b) the Company Common Share Merger Consideration on an as-converted basis pursuant to the terms of the Statement of Designation of the Company Series A Preferred Shares (the “Series A Consideration”) and (ii) each Company Series B Preferred Share outstanding immediately prior to the Effective Time shall automatically be converted into, and canceled in exchange for, the right to receive the Company Series B Preferred Share Redemption Amount the (“Series B Consideration”).
          Section 7.14 Satisfaction of Employee Loans. The Crescent Parties shall use their reasonable efforts to cause the repayment in full of all Employee Loans at or prior to the Effective Time.
          Section 7.15 Payoff Letters         . At or prior to the Effective Time, the Crescent Parties shall repay or obtain payoff (or unwinding or termination) letters in form and substance reasonably satisfactory to Parent to permit with respect to all indebtedness listed on Item 7.15 of the Disclosure Letter the repayment, defeasance and/or refinancing of such indebtedness as described in such Item, together with any other consents or approvals required in order to allow Parent to repay all such indebtedness on the Closing Date by the delivery of funds to the holders of such indebtedness.
          Section 7.16 Asset Sale Transactions . The Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause each of the Company Subsidiaries, the Primarily Controlled Companies and the Partially Controlled Companies to, take any such actions as are reasonably requested by Parent in connection with structuring the transactions contemplated by this Agreement, including, without limitation, (a) creating one or more legal entities in the form requested by Parent, (b) converting the legal form or tax classification of one or more Company Subsidiaries, Primarily Controlled Companies or

Partially Controlled Companies, (c) transferring ownership of one or more properties or entities among the Company and/or any of the Company Subsidiaries, Primarily Controlled Companies, Partially Controlled Companies or Affiliates (including any Subsidiaries formed pursuant to this Section 7.16), (d) sell or cause to be sold all of the stock, partnership interests or limited liability interests owned, directly or indirectly, by the Company in one or more of the properties listed on Item 7.16 of the Disclosure Letter (the “Permitted Properties”), provided that the timing and terms of any such sale shall be consented to by each of the Company and Parent, (e) sell or cause to be sold any of the Permitted Properties, provided that the timing and terms of any such sale shall be consented to by each of the Company and Parent, and (f) reasonably assist Parent in preparing for the post-Closing sale of the Company’s assets by Parent (clauses (a) through (f) being “Permitted Activities”); provided, such actions may be conditioned on the occurrence of the Effective Time; provided, further, that (i) neither the Company nor any Company Subsidiary shall be required to take any action in contravention of any organizational document or other Material Contract relating to any applicable Subsidiary, Primarily Controlled Companies or Partially Controlled Companies or that would require the approval or consent of security holders (other than the Company or any Company Subsidiary) pursuant to any organizational document, (ii) the effectiveness of any such transactions to occur prior to the Effective Time shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 8.01 and 8.02 have been satisfied (or, with respect to Section 8.02, waived) and that the Purchaser Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (it being understood that any of the Permitted Activities will be effected prior to the Closing at Parent’s request), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Purchaser Parties under this Agreement, including payment of the Merger Consideration in accordance with Article III, and (iv) neither the Company nor any Company Subsidiary shall be required to take any such action that, in the judgment of Pillsbury Winthrop Shaw Pittman LLP, could reasonably adversely affect the classification of the Company as a REIT within the meaning of Section 856 of the Code or cause any of the assets of the Company or any Company Subsidiary to be subject to Section 1374 or Section 337(d) of the Code. Parent shall upon request by the Company advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 7.16 (including reasonable fees and expenses of its Representatives). Upon the request of Parent, the Crescent Parties shall, and shall cause any applicable Company Subsidiary, or (subject to any contractual obligations with respect to Primarily Controlled Companies or Partially Controlled Companies) use commercially reasonable efforts to cause or encourage any Primarily Controlled Company or Partially Controlled Company, with respect to Permitted Activities to: (i) participate in meetings, drafting sessions and due diligence sessions, (ii) furnish prospective purchasers and their respective financing sources with financial and other pertinent information regarding the applicable Company Property as may be reasonably requested (including confidential information provided the recipient has executed a reasonably satisfactory confidentiality agreement), (iii) assist Parent in the preparation of an offering document or other marketing materials in connection with such Permitted Activities, (iv) reasonably cooperate with the marketing efforts of Parent with respect to such Permitted Activities, (v) provide and execute documents as may be reasonably requested by Parent and (vi) cooperate with Parent in connection with obtaining such consents, approvals or authorizations or estoppels which may be necessary or beneficial in connection with such Permitted Activities. The Purchaser Parties shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of the Permitted Activities. Without limiting the foregoing, none of the representations, warranties or covenants of the Company shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 7.16 or required by Parent pursuant to this Section 7.16. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Section 7.16 shall require the Company or any Company Subsidiary to take any action at any time that in the reasonable judgment of the Company Board may prevent, or in the judgment of Pillsbury Winthrop Shaw Pittman LLP may reasonably prevent, the Company from maintaining its qualification as a REIT under the Code or cause any of the assets of the Company or any Company Subsidiary to be subject to Section 1374 or Section 337(d) of the Code, or shall anything in this Section 7.16 prevent the Company or any Company Subsidiary from taking any action at any time that in the reasonable judgment of the Company Board is necessary, or in the judgment of Pillsbury Winthrop Shaw Pittman LLP is reasonably necessary, for the Company to maintain its qualification as a REIT under the Code or prevent any of the assets of the Company or any Company Subsidiary to be subject to Section 1374 or Section 337(d) of the Code.
     Section 7.17 WARN Act Notices. Following such time as the Purchaser Parties have communicated to any Designated Employee their intent to terminate such Designated Employee’s employment after the Effective Time and whether such Designated Employee will receive severance payments, the Company agrees that it shall, at the written request of Parent, cause to be delivered to (i) such Designated Employee of the Company, any of its Subsidiaries, or any third party manager of any property owned by the Company, and (ii) any governmental official(s) designated by Parent, a notice pursuant to WARN or any similar state or local “mass layoff” or “plant closing” law, including any supplemental notices thereunder. The Company shall deliver such notice(s) in a form request by Parent within two (2) business days’ of Parent’s request, regardless whether before or after the Company Shareholder Approval is obtained. The Company agrees to reasonably cooperate with Parent as necessary to ensure compliance with WARN and any similar state or local “mass layoff” or “plan closing” law. Parent shall upon request by the Company advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 7.17 (including reasonable fees and expenses of its Representatives).
ARTICLE VIII
CONDITIONS TO THE MERGERS
     Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, the Operating Partnership, Parent, REIT Merger Sub, and Partnership Merger Sub to consummate the Mergers are subject to the satisfaction or waiver in writing of the following conditions:

          (a) The REIT Merger shall have been approved by the requisite affirmative vote of the shareholders of the Company in accordance with the Texas REIT Law and the Company Charter.
          (b) The Partnership Merger shall have been approved by the requisite affirmative consent of the limited partners of the Partnership in accordance with DRULPA and the Operating Partnership Agreement.
          (c) All material approvals, authorizations and consents of any Governmental Entity required to consummate the Mergers or the Redemptions shall have been obtained and remain in full force and effect, and all waiting periods (including if applicable under the HSR Act) relating to such approvals, authorizations and consents shall have expired or been terminated.
          (d) No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and makes consummation of the Redemptions or the Mergers illegal or prohibits consummation of the Redemptions or the Mergers.
     Section 8.02 Conditions to the Obligations of Parent, REIT Merger Sub and Partnership Merger Sub. The obligations of Parent, REIT Merger Sub and Partnership Merger Sub to consummate the Mergers are subject to the satisfaction or waiver in writing of the following additional conditions:
          (a) The representations and warranties of each of the Company and the Operating Partnership contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) would not, in the aggregate, have a Company Material Adverse Effect. In addition, the representations and warranties set forth in Sections 4.03(a) and (b) and Section 4.11(j) shall be true and correct in all material respects and the representations and warranties set forth in clause (a) of Section 4.07 shall be true and correct in all respects as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of a specific date or for a specified period of time, in which case as of such specific date or for such specified period of time).
          (b) The Company and the Operating Partnership shall have performed, in all material respects, all material obligations and complied with, in all material respects, each of their respective material agreements and covenants to be performed or complied with by each of them under this Agreement on or prior to the Effective Time.
          (c) Parent shall have received a certificate signed on behalf of each of the Company and the Operating Partnership signed by an officer of the Company and the Operating Partnership, as applicable and certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

          (d) Parent shall have received an opinion of Pillsbury Winthrop Shaw Pittman LLP, in the form attached as Exhibit D to this Agreement dated as of the Closing Date, that (a) the Company qualified and was taxed as a real estate investment trust under Sections 856 through 860 of the Code for all taxable periods commencing with the Company’s taxable year ending December 31, 1994, through the Closing Date, and (b) beginning with its first taxable year ending on December 31, 1994 through the Closing Date, neither the Company nor any of its Subsidiaries has held any assets the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury Regulations Section 1.337(d)-5 or Section 1.337(d)-6 or (B) the application of Treasury Regulations Section 1.337(d)-7 (which opinion shall be based upon customary representations made by the Company and the Operating Partnership substantially in the form attached as Exhibit E (the “REIT Certificate”), and such representations shall be subject to changes or modifications from the language set forth in Exhibit E as may be deemed necessary or appropriate by Pillsbury Winthrop Shaw Pittman LLP and as shall be reasonably satisfactory to Parent. In addition, copies of any and all opinions of counsel, other than those of Pillsbury Winthrop Shaw Pittman LLP (and its predecessor firms), relied upon by the Company for purposes of making the representations in the REIT Certificate have been disclosed to both Pillsbury Winthrop Shaw Pittman LLP and Goodwin Procter LLP prior to the signing of the Merger Agreement as opinions on which the Company is relying for purposes of making the representations in the REIT Certificate.
          (e) On the Closing Date, there shall not exist an event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an officer of the Company, dated the Closing Date, to the foregoing effect.
          (f) Since the date hereof, there shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for a period in excess of ten (10) hours, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity resulting in a major dislocation of financial markets that materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (iv) in the case of any of the foregoing existing as of the date hereof, a material acceleration or worsening thereof; provided, however, that (x) the failure of this condition may be invoked by the Purchaser Parties only one time, (y) upon the expiration of ten (10) Business Days following the date this condition is invoked by the Purchaser Parties, this condition shall be deemed satisfied and (z) all conditions set forth in Section 8.01 (other than the condition set forth in Section 8.01(b) (but only to the extent the failure to satisfy such condition resulted from an intentional breach by the Purchaser Parties or its covenant and agreements required to be performed by them under this Agreement at or prior to the Effective Time)) shall from the date this condition was invoked by the Purchaser Parties be deemed to have been satisfied or waived by the Purchaser Parties.
          (g) The consents set forth on Item 8.02(g) of the Disclosure Letter shall have been obtained.
          (h) The Crescent Parties shall have performed and complied with Section 7.15.

          (i) All Employee Loans shall have been satisfied and paid in full or the respective borrower shall have delivered such documents and instruments reasonably satisfactory to Parent evidencing an irrevocable commitment to repay in full such Employee Loans as of the Closing.
     Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company and the Operating Partnership to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:
          (a) The representations and warranties of Parent, REIT Merger Sub and Partnership Merger Sub in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) would not have a Parent Material Adverse Effect.
          (b) Parent shall have performed, in all material respects, all material obligations and complied with, in all material respects, its material agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.
          (c) Parent shall have delivered to the Company a certificate, dated the date of the Effective Time, signed by an officer of the Parent and certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).
     Section 8.04 Delay. If Parent delays the Closing Date either pursuant to a Delayed Closing or pursuant to Section 8.02(f), such conditions shall be deemed to have been satisfied as of the Closing Date irrespective of any fact, circumstances or events subsequent to the Closing Date (disregarding for such purposes any Delayed Closing or delay of the Closing Date pursuant to Section 8.02(f) if the Company confirms in writing to Parent that it is willing and able to deliver the certificates referred to in Section 8.02(c) and the opinion referred to in Section 8.02(d) on the Closing Date (disregarding for such purposes any Delayed Closing or delay of the Closing Date pursuant to Section 8.02(f)). If the Closing Date has been delayed either pursuant to a Delayed Closing or pursuant to Section 8.02(f), then notwithstanding anything to the contrary herein, the certificates referred to in Section 8.02(c) and the opinion referred to in Section 8.02(d) shall be delivered on the Closing Date but shall be dated as of, and deemed to have been delivered on, the date on which, pursuant to the preceding sentence, the Company confirmed in writing that it was willing and able to deliver such certificates and opinion. For the avoidance of doubt, Section 7.07 shall apply to a Delayed Closing or if the Closing Date occurs after a delay pursuant to Section 8.02(f).
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     Section 9.01 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after the

Company Shareholder Approval, as follows (the date of any such termination, the “Termination Date”):
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company if the Effective Time shall not have occurred on or before 11:59 p.m., Eastern Time, October 31, 2007 (the “Drop Dead Date”); provided, however, that (i) the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date and (ii) if the Purchaser Parties have invoked the failure of the condition contained in Section 8.02(f) and the ten Business Day period contemplated therein would expire on or after October 31, 2007, then the Drop Dead Date shall be the date of the third Business Day following expiration of such ten Business Day period;
          (c) by either Parent or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and makes consummation of the Redemptions or the Mergers illegal or otherwise prohibits consummation of the Mergers or Redemptions (“Governmental Order”); provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Redemptions or the Mergers, as applicable;
          (d) by Parent if each of it, REIT Merger Sub and Partnership Merger Sub is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company or the Operating Partnership herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of the Company or the Operating Partnership of any of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the Drop Dead Date;
          (e) by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent, REIT Merger Sub and Partnership Merger Sub herein are or become untrue or inaccurate such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of Parent, REIT Merger Sub and Partnership Merger Sub or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by the Drop Dead Date.
          (f) by the Company or Parent if the Company Shareholder Approval is not obtained at the Company Shareholders’ Meeting;
          (g) by Parent if (i) the Company Board has effected a Change in Recommendation, (ii) the Company enters into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 7.04(a)), (iii) a tender offer or exchange offer relating to the Company Common Shares and constituting an Acquisition Proposal shall have been commenced by a third party prior to obtaining the Company Shareholder Approval and the Company Board shall not have recommended that the Company’s shareholders reject such tender or exchange offer within ten (10) Business Days following commencement thereof or, in the event of any change in the terms of the tender offer, within ten (10) Business Days of the announcement of such changes, (it being understood that, for these purposes, taking no position with respect to acceptance or rejection of such tender or exchange offer by the Company’s shareholders, shall constitute a failure to recommend rejection of such tender or exchange offer), (iv) the Company shall have intentionally breached its obligation to call or hold the Company Shareholders’ Meeting or to cause the Proxy Statement to be mailed to its shareholders or the Operating Partnership shall have intentionally breached its obligation to cause the Partnership Information Statement to be mailed to its limited partners or (v) the Company publicly announces its intention to do any of the foregoing; or
          (h) by the Company, at any time prior to obtaining the Company Shareholder Approval, if the Company Board has approved an Acquisition Proposal; provided, however, that the right to terminate this Agreement under this Section 9.01(h) shall not be available to the Company if Section 7.04 has been breached; provided further, however, that no termination of this Agreement under this Section 9.01(h) shall be effective unless the Company simultaneously pays the Company Termination Fee required by Section 9.03(b)(ii) (any purported termination under this Section 9.01(h) shall be void and of no force and effect unless the Company has made such payment).
     The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective representatives, whether prior to or after the execution of this Agreement
       Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the Guarantees referred to in Section 5.08 (and the respective obligations guaranteed by the Guarantees) and the provisions of Sections 7.03(a), 7.03(c), 7.09, 7.10(e), this Section 9.02, Section 9.03, Section 9.04 and Article X shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any fraud or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
       Section 9.03 Fees and Expenses.
          (a) Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.
          (b) The Company agrees that if this Agreement shall be terminated:
          (i) by Parent or the Company pursuant to Section 9.01(f), and (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced that is not subsequently withdrawn prior to such Termination Date, and (B) concurrently with such termination or within twelve (12) months following the

Termination Date, the Company enters into an agreement with respect to any Acquisition Proposal that is ultimately consummated, or any Acquisition Proposal is consummated, then the Company shall pay to Parent, if and when such agreement is entered into (or, if no agreement is entered into, upon consummation of the Acquisition Proposal) the Company Termination Fee less any Parent Expenses previously paid (and for purposes of this Section 9.03(b)(i) “50%” shall be substituted for “25%” and “75%” in the definition of Acquisition Proposal); or
          (ii) by Parent pursuant to Section 9.01(g) or the Company pursuant to Section 9.01(h), then the Company shall pay to Parent the Company Termination Fee.
          (c) The Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds within three (3) Business Days after the date of the event giving rise to the obligation to make such payment, except in connection with a termination under Section 9.01(h), in which case the Company must pay the Company Termination Fee simultaneously with such termination.
          (d) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $64,200,000.
          (e) If this Agreement is terminated by the Company pursuant to Section 9.01(e), Parent shall pay to the Company within three (3) Business Days after the date of termination all reasonable out-of-pocket costs and expenses, including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, lenders and investment bankers, incurred by the Company or its Subsidiaries from March 1, 2007 to the date of termination in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $10,000,000 (the “Company Expenses”). If this agreement is terminated by Parent pursuant to Section 9.01(d) or 9.01(f), the Company shall pay to Parent, within three (3) Business Days after the date of termination, all reasonable out-of-pocket costs and expenses including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, lenders and investment bankers, incurred by Parent from March 1, 2007 to the date of termination in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $10,000,000 (the “Parent Expenses”). The payment of expenses set forth in this Section 9.03(e) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement
          (f) Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or Parent Expenses when due or Parent shall fail to pay the Company Expenses when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.

     Section 9.04 Escrow of Company Expenses.
          (a) In the event that Parent is obligated to pay the Company Expenses set forth in Section 9.03(e), Parent shall pay to the Operating Partnership from the Company Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Company Expenses and (ii) the sum of (1) the maximum amount that can be paid to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 9.04(b) or (B) an opinion from the Company’s outside counsel as described in Section 9.04(b), an amount equal to the Company Expenses less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Company Expenses with an escrow agent selected by Parent and on such terms (subject to Section 9.04(b)) as shall be mutually agreed upon by the Operating Partnership, Parent and the escrow agent. The payment or deposit into escrow of the Company Expenses pursuant to Section 9.04(b) shall be made at the time Parent is obligated to pay the Operating Partnership such amount pursuant to Section 9.03(e) by wire transfer or bank check.
          (b) The escrow agreement shall provide that the Company Expenses in escrow or any portion thereof shall not be released to the Operating Partnership unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the Company Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion reasonably satisfactory to the Company with respect to the qualification of the Company as a REIT after the receipt by the Operating Partnership of the Company Expenses), in which case the escrow agent shall release the remainder of the Company Expenses to the Operating Partnership. Parent agrees to amend this Section 9.04 or the escrow agreement at the request of the Company in order to (x) maximize the portion of the Company Expenses that may be distributed to the Operating Partnership hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.04(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.04(b). The escrow agreement shall also provide that any portion of the Company Expenses held in escrow for five years shall be released by the escrow agent to Parent.
     Section 9.05 Waiver. At any time prior to the Effective Time, the Company (on behalf of the Company and the Operating Partnership), on the one hand, and Parent, REIT Merger Sub and Partnership Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company (on behalf of the Company and the Operating Partnership) or Parent (on behalf of Parent, REIT Merger Sub and Partnership Merger Sub). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE X
GENERAL PROVISIONS
          Section 10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate or other document delivered pursuant hereto shall terminate at the Partnership Merger Effective Time.
          Section 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile (providing confirmation of transmission) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
if to Parent or REIT Merger Sub:
Moon Acquisition Holdings LLC
c/o Morgan Stanley Real Estate
1585 Broadway
New York, NY 10036
Telecopier No: 212-507-4571
Attention: Michael Franco (michael.franco@morganstanley.com)
                  Michael Quinn (michael.quinn@morganstanley.com)
Moon Acquisition LLC
c/o Morgan Stanley Real Estate
1585 Broadway
New York, NY 10036
Telecopier No: 212-507-4571
Attention: Michael Franco (michael.franco@morganstanley.com)
                  Michael Quinn (michael.quinn@morganstanley.com)

with a copy to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Telecopier No: (617) 523-1231
Attention: Gilbert G. Menna, Esq.
                  John T. Haggerty, Esq.
and
Jones Day
2727 North Harwood Street
Dallas, TX 75201
Telecopier No: (214) 969-5100
Attention: David J. Lowery, Esq.
                  Mark V. Minton, Esq.
If to the Company or the Operating Partnership:
Crescent Real Estate Equities Company
777 Main Street, Suite 2100
Fort Worth, Texas 76102
Telecopier No: (817) 321-2002
Attention: John C. Goff
                  David M. Dean
with copies to:
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW
Washington, DC 20037
Telecopier No: (202) 663-8007
Attention: Robert B. Robbins, Esq.
                  William L. Horton, Jr., Esq.
          Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
          Section 10.04 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the

Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     Section 10.05 Entire Agreement; Assignment. This Agreement, the Disclosure Letter, the Guarantees, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent may assign all or any of its rights and obligations hereunder to any Affiliate of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     Section 10.06 Performance Guarantee. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of each of the Purchaser Parties under this agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Effective Time.
     Section 10.07 Remedies; Specific Performance.
          (a) Except as otherwise provided in Section 10.07(b) or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Except as otherwise provided in Section 10.07(b) for breaches of Sections 7.03(a), 7.03(b), 7.03(c) and 7.10(e), the Company agrees that, to the extent it or the Company Subsidiaries or Related Entities have incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability, directly or indirectly, of Parent and the Guarantors for such losses or damages shall be limited to $300,000,000, and the sole and exclusive remedy shall be the Guarantees in accordance with the terms thereof and (ii) in no event shall the Company or the Company Subsidiaries or Related Entities seek to recover any money damages in excess of such amount in clause (i) from Parent, REIT Merger Sub, Partnership Merger Sub or the Guarantors or any of their respective shareholders, partners, members, managers, directors, officers, agents, and Affiliates in connection therewith.
          (b) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company or the Operating Partnership in accordance with the terms hereof or were otherwise breached and that, prior to the termination of this Agreement pursuant to Section 9.01, Parent and the Partnership Merger Sub shall be entitled to specific performance of the terms and provisions of this Agreement or an injunction to prevent any breach of this Agreement, in addition to any other remedy at law or equity. The parties acknowledge that the Company and the Operating Partnership shall not be entitled to specific performance or an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Company’s and the

Operating Partnership’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Sections 9.01, 9.03 and 10.07(a); provided, however, the Company and the Operating Partnership shall be entitled to seek specific performance to prevent any breach by Parent of Sections 7.03(a), 7.03(b), 7.03(c) and 7.10(e).
     Section 10.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) the right of the holders of Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Options or Units to receive the consideration described in Article III and (ii) Section 7.06 (which is intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons).
     Section 10.09 Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
     Section 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 10.12 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.
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     IN WITNESS WHEREOF, Parent, REIT Merger Sub, Partnership Merger Sub, the Company and the Operating Partnership have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CRESCENT REAL ESTATE EQUITIES COMPANY, a Texas real estate investment trust

By:	/s/ John C. Goff

Name: John C. Goff
Title: Vice Chairman of the Board and Chief Executive Officer

CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership

By: Crescent Real Estate Equities, Ltd., its general partner

By:	/s/ John C. Goff

Name: John C. Goff
Title: Sole Director and Chief Executive Officer
Agreement and Plan of Merger

MOON ACQUISITION HOLDINGS LLC,
a Delaware limited liability company

By: Morgan Stanley Real Estate Funding II, L.P., its sole member

By: Morgan Stanley Real Estate Funding II, Inc., its general partner

By:	/s/ Michael Quinn

Name: Michael Quinn
Title: Managing Director

MOON ACQUISITION LLC,
a Delaware limited liability company

By: Moon Acquisition Holdings LLC, its sole member

By: Morgan Stanley Real Estate Funding II, L.P., its sole member

By: Morgan Stanley Real Estate Funding II, Inc., its general partner

By:	/s/ Michael Quinn

Name: Michael Quinn
Title: Managing Director

MOON ACQUISITION LIMITED PARTNERSHIP,
a Delaware limited partnership

By: Moon Acquisition Holdings LLC, its general partner

By: Morgan Stanley Real Estate Funding II, L.P., its sole member

By: Morgan Stanley Real Estate Funding II, Inc., its general partner

By:	/s/ Michael Quinn

Name: Michael Quinn
Title: Managing Director
Agreement and Plan of Merger